UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Additional Materials
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LEXICON PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 13, 2015

TO OUR STOCKHOLDERS:
I am pleased to invite you to attend the 2015 annual meeting of stockholders of Lexicon Pharmaceuticals, Inc. to be held on Thursday, April 23, 2015 at 8:00 a.m. CDT at the offices of the company, 8800 Technology Forest Place, The Woodlands, Texas.
Your vote is important, regardless of the number of shares that you hold. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible, either electronically on the Internet, by telephone or by signing and returning the enclosed proxy card. Your proxy will not be used if you are present at the annual meeting and prefer to vote in person or if you revoke your proxy.
Thank you for your ongoing support of and continued interest in Lexicon Pharmaceuticals. We look forward to seeing you at the annual meeting.
Sincerely,

/s/ Lonnel Coats

Lonnel Coats
President and Chief Executive Officer

LEXICON PHARMACEUTICALS, INC.
8800 Technology Forest Place
The Woodlands, Texas 77381
(281) 863-3000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 23, 2015
TO OUR STOCKHOLDERS:
The annual meeting of stockholders of Lexicon Pharmaceuticals, Inc. will be held on Thursday, April 23, 2015 at 8:00 a.m. CDT at the offices of the company, 8800 Technology Forest Place, The Woodlands, Texas, to:

•	elect three Class III directors;

•	approve an amendment to our amended and restated certificate of incorporation to effect, at the discretion of our board of directors:

➢	a reverse split of our common stock, whereby each outstanding six, seven, eight, nine or ten shares would be combined, converted and changed into one share of common stock; and

➢	a reduction in the number of authorized shares of our common stock from 900,000,000 to 265,000,000, 225,000,000, 200,000,000, 175,000,000 or 160,000,000, respectively;

•
ratify and approve an amendment to our Equity Incentive Plan (1) increasing the total number of shares of our common stock that may be issued pursuant to stock awards granted under the plan from 50,000,000 shares to 70,000,000 shares and (2) increasing the number of shares of our common stock that may be issued pursuant to awards other than stock options and stock appreciation rights from 15,000,000 to 25,000,000 shares;

•
ratify and approve an amendment to our Non-Employee Directors’ Equity Incentive Plan increasing the total number of shares of our common stock that may be issued pursuant to stock awards granted under the plan from 1,500,000 shares to 2,500,000 shares;

•	hold an advisory vote on the compensation paid to our named executive officers;

•	ratify and approve the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015; and

•	act on any other business that properly comes before the annual meeting.
You are entitled to vote at the annual meeting only if you are the record owner of shares of our common stock at the close of business on February 23, 2015.
It is important that your shares be represented at the annual meeting whether or not you plan to attend. Please cast your vote electronically on the Internet, by telephone or by signing and returning the enclosed proxy card as promptly as possible. If you are present at the annual meeting, and wish to do so, you may revoke the proxy and vote in person.
By order of the board of directors,
/s/ Brian T. Crum
Brian T. Crum
Secretary
The Woodlands, Texas
March 13, 2015

LEXICON PHARMACEUTICALS, INC.
8800 Technology Forest Place
The Woodlands, Texas 77381
(281) 863-3000

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 23, 2015
GENERAL INFORMATION
Purpose of this Proxy Statement
We have prepared this proxy statement to solicit proxies on behalf of our board of directors for use at our 2015 annual meeting of stockholders and any adjournment or postponement of such meeting.
Notice of Internet Availability of Proxy Materials
As permitted by rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, on or about March 13, 2015, we are mailing to our stockholders a notice containing instructions on how to access our proxy materials, including our proxy statement and annual report, and vote electronically over the Internet. The notice also provides instructions on how stockholders may request a paper copy of our proxy materials free of charge. Our proxy materials may be accessed by stockholders at any time after the date of mailing of the notice.
Date, Time and Place of Annual Meeting
The annual meeting will be held on Thursday, April 23, 2015 at 8:00 a.m. CDT at the offices of the company, 8800 Technology Forest Place, The Woodlands, Texas.
Matters to Be Considered at the Annual Meeting
At the annual meeting, our stockholders will be asked to consider and act upon the following matters:

•	the election of three Class III directors;

•	a proposal to approve an amendment to our amended and restated certificate of incorporation to effect, at the discretion of our board of directors;

➢	a reverse split of our common stock, whereby each outstanding six, seven, eight, nine or ten shares would be combined, converted and changed into one share of common stock; and

➢	a reduction in the number of authorized shares of our common stock from 900,000,000 to 265,000,000, 225,000,000, 200,000,000, 175,000,000 or 160,000,000, respectively;

•
a proposal to ratify and approve an amendment to our Equity Incentive Plan (1) increasing the total number of shares of our common stock that may be issued pursuant to stock awards granted under the plan from 50,000,000 shares to 70,000,000 shares and (2) increasing the number of shares of our common stock that may be issued pursuant to awards other than stock options and stock appreciation rights from 15,000,000 to 25,000,000 shares;

•
a proposal to ratify and approve an amendment to our Non-Employee Directors’ Equity Incentive Plan increasing the total number of shares of our common stock that may be issued pursuant to stock awards granted under the plan from 1,500,000 shares to 2,500,000 shares;

•	an advisory vote on the compensation paid to our named executive officers; and

•	a proposal to ratify and approve the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.
Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. Our bylaws contain several requirements that must be satisfied in order for any of our stockholders to bring a proposal before one of our annual meetings, including a requirement of delivering proper advance notice to us. Stockholders are advised to review our bylaws if they intend to present a proposal at any of our annual meetings.
Shares Entitled to Vote
You are entitled to vote at the annual meeting and at any postponement or adjournment thereof if you were the record owner of shares of our common stock as of the close of business on February 23, 2015, the record date for the annual meeting established by our board of directors. On the record date, 724,359,968 shares of our common stock were outstanding. If you were the record owner of shares of our common stock on the record date, you will be entitled to one vote for each share of stock that you own on each matter that is called to vote at the annual meeting or at any postponement or adjournment thereof.
Quorum
We must have a quorum to conduct any business at the annual meeting. This means that at least a majority of our outstanding shares eligible to vote at the annual meeting must be represented at the annual meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present. In addition, shares held by intermediaries that are voted for at least one matter at the annual meeting will be counted as being present for purposes of determining a quorum for all matters. This is true even if the beneficial owner’s discretion has been withheld for voting on some or all other matters (commonly referred to as a “broker non-vote”).
Vote Necessary to Approve Proposals
Our Class III directors will be elected by a plurality vote. As a result, the three persons receiving the greatest number of votes will be elected to serve as our Class III directors. Withholding authority to vote for a director nominee will not affect the outcome of the election of directors.
The approval of an amendment to our amended and restated certificate of incorporation to effect a reverse split of our common stock and a reduction in the number of authorized shares of our common stock will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date. Any abstention from voting with respect to such matter will have the same effect as a vote against the proposal.
The ratification and approval of the amendments to our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan, the approval on an advisory basis of the compensation paid to our named executive officers and the ratification and approval of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015 will each require the affirmative vote of a majority of the votes cast with respect to such matters. Any abstention or broker non-vote with respect to such matters will not count as a vote for or against these proposals and will not be considered in calculating the number of votes necessary for their approval.
Any other business that may properly come before the annual meeting for a vote will require the affirmative vote of a majority of the votes cast with respect to such matter unless a greater vote is required by law or our charter or bylaws. Any abstention or broker non-vote with respect to any such matter will not count as a vote for or against the proposal and will not affect the outcome of the proposal.
How to Vote Your Shares
You may vote in person at the annual meeting or by proxy. To ensure that your shares are represented at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting in person. Even if you vote by proxy, if you wish, you can revoke your proxy and vote in person at the annual meeting. If you want to vote at the annual meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain from the intermediary either proof of your ownership of such shares as of February 23, 2015 or a proxy from such intermediary authorizing you to vote your shares at the meeting.
You may receive more than one proxy depending on how you hold your shares. If you hold your shares through an intermediary, such as a broker or bank, you may receive materials from them asking you how you want your shares to be voted at the annual meeting.
How to Vote by Proxy
By Internet or Telephone. You may vote electronically on the Internet or by telephone by following the instructions contained on the notice of Internet availability of our proxy materials. If you hold your shares through an intermediary, such as a broker or bank, please follow the voting instructions contained on the voting card used by the intermediary.

By Mail. If you request a paper copy of our proxy materials, you may vote by mail by completing, dating and signing the proxy card provided and mailing it in the pre-addressed envelope enclosed with the paper copy of our proxy materials.
How Your Proxy Will Be Voted
Giving us your proxy means that you are authorizing us to vote your shares at the annual meeting and at any adjournment or postponement thereof in the manner you direct. You may vote for our nominees for election as Class III directors, or withhold your vote for any one or more of those nominees. You may vote for or against the approval of an amendment to our amended and restated certificate of incorporation to effect a reverse split of our common stock and a reduction in the number of authorized shares of our common stock, the ratification and approval of the amendments to our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan, the approval on an advisory basis of the compensation paid to our named executive officers and the ratification and approval of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015, or abstain from voting on those proposals.
If any of our nominees for election as Class III directors become unavailable for any reason before the election, we may reduce the number of directors serving on our board of directors, or our board of directors may designate substitute nominees, as necessary. We have no reason to believe that any of our nominees for election as Class III directors will be unavailable. If our board of directors designates any substitute nominees, the persons receiving your proxy will vote your shares for such substitute(s) if they are instructed to do so by our board of directors or, in the absence of any such instructions, in accordance with their own best judgment.
If you vote by proxy but do not specify how you want your shares voted, your shares will be voted in favor of our nominees for election as Class III directors and in favor of the approval of an amendment to our amended and restated certificate of incorporation to effect a reverse split of our common stock and a reduction in the number of authorized shares of our common stock, the ratification and approval of the amendments to our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan, the approval on an advisory basis of the compensation paid to our named executive officers and the ratification and approval of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015.
If you vote by proxy and any additional business properly comes before the annual meeting, the persons receiving your proxy will vote your shares on those matters as instructed by our board of directors or, in the absence of any such instructions, in accordance with their own best judgment. As of the date of this proxy statement, we are not aware of any other matter to be raised at the annual meeting.
How to Revoke Your Proxy
You may revoke your proxy at any time before your shares are voted by providing our corporate secretary with either a new proxy with a later date or a written notice of your desire to revoke your proxy at the following address:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
Attention: Corporate Secretary
You may also revoke your proxy at any time prior to your shares having been voted by attending the annual meeting in person and notifying the inspector of election of your desire to revoke your proxy. Your proxy will not automatically be revoked merely because you attend the annual meeting.
Inspector of Election
Broadridge Financial Solutions, Inc. will count votes and provide a representative who will serve as an inspector of election for the annual meeting.
List of Stockholders Entitled to Vote
A list of our stockholders entitled to vote at the annual meeting will be available for inspection at the annual meeting. The stockholder list will also be available for inspection for ten days prior to the annual meeting at our corporate offices located at 8800 Technology Forest Place, The Woodlands, Texas. Any inspection of this list at our offices will need to be conducted during ordinary business hours. If you wish to conduct an inspection of the stockholder list, we request that you please contact our corporate secretary before coming to our offices.

Solicitation of Proxies and Expenses
We are asking for your proxy on behalf of our board of directors. We will bear the entire cost of preparing, printing and soliciting proxies. We will send notices of Internet availability of proxy materials and, if requested, paper copies of our proxy materials to all of our stockholders of record as of the record date and to all intermediaries, such as brokers and banks, that held any of our shares on that date on behalf of others. These intermediaries will then forward the notices and, if requested, paper copies of our proxy materials to the beneficial owners of our shares, and we will reimburse them for their reasonable out-of-pocket expenses for forwarding such materials. Our directors, officers and employees may solicit proxies by mail, in person or by telephone or other electronic communication. Our directors, officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses they incur. No solicitation of proxies will be made by specially engaged employees or paid solicitors.
Householding
As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single notice of Internet availability of proxy materials, annual report and proxy statement, as applicable, to any household at which two or more stockholders reside if we believe the stockholders are members of the same family, unless otherwise instructed by one or more of the stockholders. We will promptly deliver separate copies of these documents upon the written or oral request of any stockholder at a shared address to which a single copy of the documents were delivered.
If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•
If your shares are registered in your own name, please contact our transfer agent, Computershare Inc., and inform them of your request by calling them at (877) 854-4583 or writing them at P.O. Box 30170, College Station, Texas 77842 or 211 Quality Circle, Suite 210, College Station, Texas 77845 for overnight correspondence.

•
If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
Our board of directors, which currently has nine members, is divided or “classified” into three classes. Directors in each class are elected to hold office for a term ending on the date of the third annual meeting following the annual meeting at which they were elected. The current term of our Class III directors will expire at this annual meeting. The current terms of our Class I and Class II directors will expire at our 2016 and 2017 annual meetings of stockholders, respectively.
The board of directors has nominated and urges you to vote for the election of the individuals identified below, who have been nominated to serve as Class III directors until our 2018 annual meeting of stockholders or until their successors are duly elected and qualified. Each of these individuals is a member of our present board of directors. Your signed proxy will be voted for the nominees named below unless you specifically indicate on the proxy that you are withholding your vote.
Nominees for Class III Directors
The following individuals are nominated for election as Class III directors:

Name	Age	Position with the Company	Year First Became a Director
Philippe J. Amouyal	56	Director (Class III)	2007
Lonnel Coats	50	President and Chief Executive Officer and Director (Class III)	2014
Frank P. Palantoni	57	Director (Class III)	2004

Philippe J. Amouyal has been a director since August 2007 and is a managing director of The Invus Group, LLC, a position he has held since 1999.  Previously, Mr. Amouyal was a vice president and director of The Boston Consulting Group, Inc. in Boston, Massachusetts, where he coordinated the global technology and electronics practice through most of the 1990s.  Mr. Amouyal is a director of Weight Watchers International, Inc., as well as a number of private companies in which Invus has invested. He holds an M.S. in engineering and a DEA in management from Ecole Centrale de Paris and was a research fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology.
Mr. Amouyal provides us with the benefit of his broad business and financial experience, as well as his expertise in compensation and performance management and the assessment and prioritization of research and development projects, gained in his active participation in the identification, selection, negotiation and oversight of investments by The Invus Group and his consulting experience with The Boston Consulting Group. Mr. Amouyal is a designee of Invus, L.P. and Invus C.V. pursuant to our stockholders’ agreement with Invus described under the heading “Transactions with Related Persons - Arrangements with Invus.”
Lonnel Coats has been our president and chief executive officer and a director since July 2014. From 1996 through June 2014, Mr. Coats served in a series of leadership positions at Eisai Inc. and Eisai Corporation of North America, most recently as chief executive officer from 2010 to June 2014 and president and chief operating officer from 2004 to 2010. Prior to joining Eisai, Mr. Coats spent eight years with Janssen Pharmaceuticals, Inc., a division of Johnson & Johnson, where he held a variety of management and sales positions. Mr. Coats received his B.P.A. from Oakland University.
Mr. Coats provides us with the benefit of his extensive experience in a wide variety of disciplines within the pharmaceutical industry, including the development and commercialization of pharmaceutical products, the management of pharmaceutical marketing and sales efforts and the planning and execution of strategic initiatives, as well as his organizational and management skills developed while serving in his various leadership positions at Eisai.
Frank P. Palantoni has been a director since November 2004. Mr. Palantoni is president of Palantoni & Partners LLC, an advisory firm for the consumer and health care industries. Mr. Palantoni served as president of the pet and animal health division of Central Garden & Pet Company from 2011 to 2013 and was a partner at P3 Capital Management LLC, an early stage consumer products equity fund, from 2006 to 2011. Mr. Palantoni served as chief operating officer and chief executive officer of Prestige Brands Holding, Inc. from 2005 to 2006. From 1998 to 2004, Mr. Palantoni held a variety of senior management positions with Novartis AG, including president and chief executive officer, worldwide of the Gerber Products Company, and chief executive officer for North American operations of the Consumer Health Division. Prior to joining Novartis, he held a series of senior management positions with The Danone Group. He holds a B.S. from Tufts University and an M.B.A. from Columbia University.
Mr. Palantoni provides us with the benefit of his extensive business operations experience, as well as his expertise in compensation and performance management and his broad business and management skills developed while serving in his various leadership positions in the consumer health products industry.

The Board of Directors recommends that stockholders vote “FOR” the foregoing nominees for election as Class III directors.
Current and Continuing Directors
The current directors of the Company are identified below:

Name	Age	Position with the Company
Raymond Debbane (3)	60	Chairman of the Board of Directors (Class I)
Philippe J. Amouyal (2)	56	Director (Class III)
Samuel L. Barker, Ph.D. (1) (2)	72	Director (Class II)
Lonnel Coats	50	President and Chief Executive Officer and Director (Class III)
Robert J. Lefkowitz, M.D. (3)	71	Director (Class I)
Alan S. Nies, M.D.	77	Director (Class I)
Frank P. Palantoni (1) (2)	57	Director (Class III)
Christopher J. Sobecki	56	Director (Class II)
Judith L. Swain, M.D. (1) (3)	66	Director (Class II)

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance Committee

Information regarding the business experience of Mr. Amouyal, Mr. Coats and Mr. Palantoni is set forth above under the heading “- Nominees for Class III Directors.”
Raymond Debbane has been a director since August 2007 and became chairman of our board of directors in February 2012. Mr. Debbane is president and chief executive officer of The Invus Group, LLC, which he founded in New York in 1985 as the exclusive investment advisor of Benelux-based Artal Group S.A. In 1999, Artal became the controlling shareholder of Weight Watchers International, Inc., for which Mr. Debbane serves as chairman of the board of directors. He also serves as a director of Ceres, Inc. and as chairman or director of a number of private companies in which Invus and Artal Group S.A. have invested. Before founding The Invus Group, Mr. Debbane was a manager in the Paris office of The Boston Consulting Group, Inc., where he did consulting work for a number of major European and international companies. Mr. Debbane holds an M.B.A. from Stanford University, an M.S. in food science and technology from the University of California at Davis, and a B.S in agricultural sciences and agricultural engineering from American University of Beirut.
Mr. Debbane provides us with the benefit of his extensive financial markets and investment expertise gained in more than 25 years of leading the identification, selection, negotiation and oversight of a wide range of investments in his role as president and chief executive officer of The Invus Group, as well as his background in strategic consulting across a broad range of industries developed while with The Boston Consulting Group. Mr. Debbane is a designee of Invus, L.P. and Invus C.V. pursuant to our stockholders’ agreement with Invus described under the heading “Transactions with Related Persons - Arrangements with Invus.”
Samuel L. Barker, Ph.D. has been a director since March 2000 and served as chairman of our board of directors from 2005 to 2012. In 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, and served as its president and chief executive officer from 2003 to 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as executive vice president, Worldwide Franchise Management and Strategy during 1998; president, United States Pharmaceuticals from 1992 to 1997; and president, Bristol-Myers Squibb Intercontinental Commercial Operations from 1990 to 1992. Prior to 1990, Dr. Barker held executive positions in research and development, manufacturing, finance, business development and sales and marketing at Squibb Pharmaceuticals. Dr. Barker currently serves as a director of Cyclacel Pharmaceuticals, Inc. He previously served as a director of Cadence Pharmaceuticals, Inc. from 2006 until February 2014 when Cadence was acquired by Mallinckrodt Pharmaceuticals. Dr. Barker received his B.S. from Henderson State College, his M.S. from the University of Arkansas and his Ph.D. from Purdue University.
Dr. Barker provides us with the benefit of his extensive experience in a wide variety of disciplines within the pharmaceutical industry, including the development and commercialization of pharmaceutical products, the identification, evaluation and negotiation of collaborative agreements, and the management of pharmaceutical marketing and sales efforts, as well as his organizational and management skills developed while serving in his various leadership positions at Bristol-Myers Squibb and Clearview Projects.

Robert J. Lefkowitz, M.D. has been a director since February 2001 and a consultant to our company since March 2003. Dr. Lefkowitz is the James B. Duke Professor of Medicine, professor of biochemistry and a Howard Hughes Medical Institute investigator at Duke University Medical Center, where he has served on the faculty since 1973. Dr. Lefkowitz is a member of the National Academy of Sciences and has received more than 50 major awards for his research, including the 2012 Nobel Prize in Chemistry, the Shaw Prize, the Albany Medical Center Prize and the 2007 National Medal of Science. Dr. Lefkowitz received his B.A. from Columbia University and his M.D. from Columbia University College of Physicians and Surgeons.
Dr. Lefkowitz provides us with the benefit of his medical expertise and his extensive experience in biological and pharmaceutical research, particularly with respect to the identification of drug targets and preclinical evaluation of drug candidates, gained in more than 40 years as a member of the faculty at Duke University Medical Center.
Alan S. Nies, M.D. has been a director since November 2003 and chairman of our medical advisory board since March 2003. From 1992 to his retirement in 2002, Dr. Nies served in a series of senior management positions at Merck & Co. Inc., including senior vice president, clinical sciences. Prior to joining Merck, Dr. Nies spent fifteen years as professor of medicine and pharmacology and head of the Division of Clinical Pharmacology at the University of Colorado Health Sciences Center. Dr. Nies holds a B.S. from Stanford University and an M.D. from Harvard Medical School.
Dr. Nies provides us with the benefit of his extensive clinical development experience, particularly with respect to the design, management and reporting of clinical trials, as well as his organizational and management skills developed while serving in his various leadership positions with Merck and the University of Colorado Health Sciences Center.
Christopher J. Sobecki has been a director since August 2007 and is a managing director of The Invus Group, LLC, which he joined in 1989. Mr. Sobecki is currently a director of Weight Watchers International, Inc., as well as a number of private companies in which Invus has invested. Mr. Sobecki served as a director of NitroMed, Inc. from 2006 to 2009. He holds a B.S. in industrial engineering from Purdue University and an M.B.A. from Harvard University.
Mr. Sobecki provides us with the benefit of his diversified business and financial experience, including a particular expertise in risk assessment and business strategy development, and relationships in the financial community gained in his active participation in the identification, selection, negotiation and oversight of investments by The Invus Group and his service as a director of public and private companies. Mr. Sobecki is a designee of Invus, L.P. and Invus C.V. pursuant to our stockholders’ agreement with Invus described under the heading “Transactions with Related Persons - Arrangements with Invus.”
Judith L. Swain, M.D. has been a director since September 2007. Dr. Swain is a Senior Fellow of the Agency for Science, Technology and Research Singapore A*STAR, and Professor of Medicine at the National University of Singapore. She is also a director of the National Healthcare Group in Singapore. From 2005 to 2006, she was the dean for translational medicine at the University of California, San Diego. Dr. Swain served as chair of the Department of Medicine at Stanford University from 1997 to 2005, and previously served on the medical faculties of the University of Pennsylvania and Duke University. Dr. Swain is currently a director of Avacen, Inc. She has previously served in a number of national and international leadership roles and as a director or member of the scientific advisory boards for a number of biomedical technology companies and is co-founder of Synecor, LLC. Dr. Swain received her B.S. from the University of California, Los Angeles and her M.D. from the University of California, San Diego.
Dr. Swain provides us with the benefit of her extensive medical and scientific research experience gained in her more than 30 years as a practicing physician and research scientist, as well as her organizational and management skills developed in her numerous leadership positions with a variety of prominent research and academic institutions.
PROPOSAL NUMBER 2:
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT
REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES OF COMMON STOCK
We are asking that stockholders approve an amendment to our amended and restated certificate of incorporation to effect, at the discretion of our board of directors:

•	a reverse split of our common stock, whereby each outstanding six, seven, eight, nine or ten shares would be combined, converted and changed into one share of common stock; and

•	a reduction in the number of authorized shares of our common stock from 900,000,000 to 265,000,000, 225,000,000, 200,000,000, 175,000,000 or 160,000,000, respectively.
The form of proposed amendment to our amended and restated certificate of incorporation was approved by our board of directors, subject to stockholder approval, on March 5, 2015 and is set forth in Appendix A to this proxy statement. Our board of directors believes that stockholder approval of these five alternative reverse stock split ratios and corresponding reductions in the number of authorized shares of our common stock provides the board of directors with maximum flexibility to act in our best interest and in the best interest of our stockholders.
The reductions in authorized common stock described above are not proportional to the corresponding reverse stock split ratios and represent an effective increase in authorized common stock after giving effect to the reverse stock split. We do not have any current plans, proposals or understandings that would require the use of any additional shares of our common stock which would be authorized, but not issued or reserved for issuance, following any reverse stock split.
Upon stockholder approval of the proposed amendment, our board of directors will have the authority to effect a reverse stock split and the corresponding reduction in authorized common stock in its sole discretion until our 2016 annual meeting of stockholders and without further stockholder action. The actual reverse stock split ratio and corresponding reduction in the number of authorized shares of our common stock will be selected from among the above five alternatives by our board of directors. Even if approved by our stockholders, our board of directors reserves the right to not effect any reverse stock split and corresponding reduction in authorized common stock if it does not deem it to be in our best interest or in the best interest of our stockholders. Our board of directors’ decision as to whether, when and pursuant to which of the above five alternatives to effect a reverse stock split and corresponding reduction in authorized common stock will be based on a number of factors, including prevailing market conditions, the existing market price of our common stock, the likely effect of a reverse stock split on the market price of our common stock, the listing standards of The Nasdaq Stock Market, Inc. and the number of shares of our common stock which would be authorized but not issued or reserved for issuance.
If our board of directors elects to effect a reverse stock split and the corresponding reduction in authorized common stock following stockholder approval, the number of issued and reserved shares of our common stock would be reduced in accordance with the reverse stock split ratio selected by our board of directors from among the above five alternatives. Except for any adjustments for fractional shares as described below, our stockholders will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholders held immediately prior to the reverse stock split. Any reverse stock split will not change the relative voting power of our stockholders and will affect all of our stockholders uniformly.
The alternative reverse stock splits are not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor does it represent a plan by our management to recommend a series of similar actions to our board of directors or our stockholders.
The Board of Directors recommends that stockholders vote “FOR” the approval of an amendment to our amended and restated certificate of incorporation to effect, at the discretion of our board of directors, a reverse split of our common stock and a reduction in the number of authorized shares of our common stock.
Reasons for Reverse Stock Split
Our board of directors believes that, should the appropriate circumstances arise, effecting a reverse stock split will provide benefits to us and our stockholders in a number of ways by increasing the per share market price of our common stock, including:
Improving the Perception of Our Common Stock as an Investment Security. We have been advised that lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock, but also our market liquidity. Per share market price is frequently used as a proxy for “quality” and lower-priced stocks are often considered to be of lower investing quality and less desirable relative to stocks with higher share prices. We believe that a higher per share market price will increase the perceived quality and appeal of our common stock for investment purposes.
Appealing to a Broader Range of Investors. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. Many brokerage firms also have policies discouraging individual brokers from recommending lower-priced stocks to their customers or restricting or limiting the ability to purchase such stocks on margin. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such lower-priced stocks. Each of these market dynamics has the effect of reducing the number of potential purchasers of our common stock, and we believe that a higher per share market price will increase the number of such potential purchasers.
Meeting Continued Nasdaq Listing Requirements. Our common stock trades on the Nasdaq Global Select Market. On February 27, 2015, we received notice from Nasdaq indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days prior to such notice, we no longer meet the Nasdaq continued listing requirement that our common stock maintain a minimum closing bid price of at least $1.00 per share. Nasdaq has provided us a period of 180 calendar days, or until August 26, 2015, in which to regain compliance. In order to regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days during the 180-day period. We believe that a reverse stock split will result in a higher per share market price of our common stock and allow us to regain compliance.
Reasons for Reduction in Authorized Common Stock
As a matter of Delaware law, effecting a reverse stock split does not require a change in the number of authorized shares of our common stock. However, our board of directors believes that effecting the reductions in authorized common stock described above in connection with any reverse stock split will provide benefits to us and our stockholders in a number of ways, including:
Providing Greater Flexibility in Effecting Future Financings and Acquisitions. The reductions in authorized common stock described above are not proportional to the corresponding reverse stock split ratios and represent an effective increase in authorized common stock after giving effect to the reverse stock split. These non-proportional reductions are designed to provide us with greater flexibility in effecting possible future financings and acquisitions without the delay and expense associated with obtaining the approval or consent of our stockholders at the same time the shares are needed. We expect that our future planned operations may require the use of our common stock from time to time either as consideration for acquisitions or as part of a financing, either through the use of our common stock or securities convertible into our common stock. Such shares may be issued in conjunction with both public offerings and private placements of shares of our common stock, which issuance, depending on the circumstances, may or may not require future stockholder approval under the rules of The Nasdaq Stock Market, Inc. Such shares could also be used for our stock-based compensation plans, subject to appropriate stockholder approval.
Maintaining Alignment with Market Expectations. The reductions in authorized common stock described above are also designed to maintain alignment with market expectations regarding the number of authorized shares of our common stock in comparison to the number of shares issued or reserved for issuance following any reverse stock split and ensure that we do not have what certain stockholders might view as an unreasonably high number of authorized shares which are not issued or reserved for issuance.
Effects of a Reverse Stock Split and Reduction in Authorized Common Stock
Upon stockholder approval of the proposed amendment and the election by our board of directors to effect a reverse stock split and the corresponding reduction in authorized common stock, our issued and outstanding shares of common stock would decrease in accordance with the applicable reverse stock split ratio and the market value per share of our common stock would be expected to increase. The reverse stock split would be effected simultaneously for all of our common stock, and the reverse stock split ratio would be the same for all shares of common stock. The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our company, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. A reverse stock split would not affect the relative voting or other rights that accompany the shares of our common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. Shares of common stock issued pursuant to a reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act.
In addition to the decrease in the number of shares of our common stock issued and outstanding and the expected increase in the market value per share of our common stock, a reverse stock split and the corresponding reduction in authorized common stock would have the following additional effects:
Effective Increase in the Number of Authorized Shares of Common Stock. The reductions in authorized common stock described above are not proportional to the corresponding reverse stock split ratios and represent effective increases in authorized common stock of between 75.0% to 77.8% after giving effect to the reverse stock split. As of February 23, 2015, of the 900,000,000 shares of our common stock authorized by our amended and restated certificate of incorporation, 725,641,317 shares were issued and an aggregate of 149,383,336 shares were reserved for issuance, after giving effect to the amendments to our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan described in this proxy statement.
We do not have any current plans, proposals or understandings that would require the use of any additional shares of our common stock which would be authorized, but not issued or reserved for issuance, following any reverse stock split. However, our board of directors may from time to time deem it to be in our best interest and in the best interest of our stockholders to enter into transactions or other arrangements that may include the issuance of shares of our common stock. If our board of directors authorizes the issuances of additional shares of common stock subsequent to a reverse stock split and corresponding reduction in authorized common stock described above, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the reverse stock split and corresponding reduction in authorized common stock not been effected.
Adjustment to Number of Shares of Common Stock Issuable upon Conversion of Notes. A reverse stock split would reduce the number of shares of common stock issuable upon conversion of our 5.25% Convertible Senior Notes due 2021 in proportion to the applicable reverse stock split ratio. As of February 23, 2015, there were 87,064,670 shares of common stock reserved for issuance upon conversion of the notes.
Adjustment to Number of Shares of Common Stock Issuable under Equity Incentive Plans. A reverse stock split would reduce the number of shares of common stock issuable under our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan in proportion to the applicable reverse stock split ratio. As of February 23, 2015, there were 60,096,146 shares of common stock authorized and reserved for issuance but unissued under our Equity Incentive Plan and 2,222,520 shares of common stock authorized and reserved for issuance but unissued under our Non-Employee Directors’ Equity Incentive Plan, in each case reflecting the proposed amendments to such plans described in this proxy statement.
Under the terms of our stock option agreements, restricted stock unit agreements and the applicable plans under which such stock options and restricted stock units were granted, a reverse stock split would effect a reduction in the number of shares of common stock issuable upon the exercise of such stock options or upon the vesting of such restricted stock units in proportion to the applicable reverse stock split ratio. A reverse stock split will also effect a proportionate increase in the exercise price applicable to such outstanding stock options.
The following table contains information relating to our common stock under each of the five alternative reverse stock split ratios and corresponding reductions in the number of authorized shares of our common stock, as of February 23, 2015:

	Pre-Reverse Stock Split	6:1	7:1	8:1	9:1	10:1
Authorized	900,000,000	265,000,000	225,000,000	200,000,000	175,000,000	160,000,000
Issued	725,641,317	120,940,220	103,663,045	90,705,165	80,626,813	72,564,132
Reserved for issuance upon conversion of 5.25% Convertible Senior Notes due 2021	87,064,670	14,510,778	12,437,810	10,883,084	9,673,852	8,706,467
Reserved for issuance under Equity Incentive Plan(1)	60,096,146	10,016,024	8,585,164	7,512,018	6,677,350	6,009,615
Reserved for issuance under Non-Employee Directors’ Equity Incentive Plan(2)	2,222,520	370,420	317,503	277,815	246,947	222,252
Authorized, but unissued and unreserved	24,975,347	119,162,558	99,996,478	90,621,918	77,775,038	72,497,534

(1)	Reflects the proposed amendment to our Equity Incentive Plan described in this proxy statement.

(2)	Reflects the proposed amendment to our Non-Employee Directors’ Equity Incentive Plan described in this proxy statement.
Risks Associated with a Reverse Stock Split and Reduction in Authorized Common Stock
Even if a reverse stock split and the corresponding reduction in authorized common stock is effected, some or all of the expected benefits of a reverse stock split described above may not be realized or maintained.
The market price of our common stock will continue to be based, in part, on our performance, prevailing market conditions and other factors unrelated to the number of shares of common stock outstanding. The effect of a reverse stock split on the market price for our common stock cannot be accurately predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the market price of our common stock after a reverse stock split will rise in exact proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed reverse stock split will be maintained for any period of time. Moreover, because some investors may view a reverse stock split negatively, we cannot assure you that approval of the reverse stock split will not adversely impact the market price per share of our common stock or, alternatively, that the market price per share following the reverse stock split will either exceed or remain in excess of the current market price per share.
In addition, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Any future issuance of additional authorized shares of our common stock could dilute future earnings per share, book value per share and voting power of existing stockholders. Depending upon the circumstances under which such shares are issued, such issuance may reduce stockholders equity per share and may reduce the percentage ownership of common stock of existing stockholders.
Any future issuance of additional authorized shares also may have an anti-takeover effect by making it more difficult to engage in a merger, tender offer, proxy contest or assumption of control of a large voting block of our common stock. Our board of directors could impede a takeover attempt by issuing additional shares and thereby diluting the voting power of other outstanding shares and increasing the cost of a takeover. A future issuance of additional shares of common stock could render more difficult an attempt to obtain control of us, even if it appears to be desirable to a majority of stockholders, and it may be more difficult for our stockholders to obtain an acquisition premium for their shares or to remove incumbent management. However, our board of directors has no present intention to use any additional authorized shares of common stock as a measure aimed at discouraging takeover efforts.
Effectiveness of Amendment
Upon stockholder approval of the proposed amendment and the election by our board of directors to effect a reverse stock split and the corresponding reduction in authorized common stock, such reverse stock split and the corresponding reduction in authorized common stock would become effective as of the filing of a certificate of amendment to our amended and restated certificate of incorporation, in substantially the form attached as Appendix A to this proxy statement, with the Secretary of State of the State of Delaware. Upon filing of the certificate of amendment, and without any further action by us or our stockholders, the issued shares of common stock held by stockholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of common stock calculated in accordance with the reverse stock split ratio selected from among the above five alternatives by our board of directors and set forth in the certificate of amendment.
Beginning on the effective date of the reverse stock split, each stock certificate representing pre-split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-split shares of our common stock. Stockholders will be notified that the reverse stock split had been effected as soon as practicable after the effective date of the reverse stock split.
Reservation of Right to Abandon Reverse Stock Split and Reduction in Authorized Common Stock
Even if approved by our stockholders, our board of directors reserves the right to not effect any reverse stock split and corresponding reduction in authorized common stock if it does not deem it to be in our best interest or in the best interest of our stockholders. By voting in favor of the amendment, you are expressly also authorizing our board of directors to delay, not to proceed with, and abandon a reverse stock split and corresponding reduction in authorized common stock if it should so decide, in its sole discretion, that such action is in the best interest of our company and our stockholders.
If our board of directors fails to effect a reverse stock split and corresponding reduction in authorized common stock prior to our 2016 annual meeting of stockholders, then further stockholder approval would be required prior to effecting any reverse stock split or corresponding reduction in authorized common stock.
Effect on Beneficial Holders
Common stock held by stockholders in “street name,” through a bank, broker or other nominee, will be treated in the same manner as common stock held by stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their customers holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold shares of common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.
Effect on Registered Holders
Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Computershare, Inc. These stockholders do not hold physical stock certificates evidencing their ownership of our common stock. However, they are provided with a statement reflecting the number of shares of our common stock registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of our common stock held following the reverse stock split.

Effect on Holders of Stock Certificates
Computershare will act as our exchange agent for purposes of implementing the exchange of stock certificates. Stockholders holding shares of common stock in certificated form will be asked to surrender to the exchange agent the stock certificates representing such shares in exchange for stock certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders at such time. No new certificates will be issued to a stockholder until the stockholder has surrendered such outstanding stock certificates, together with the properly completed and executed letter of transmittal, to our exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO OUR EXCHANGE AGENT PROMPTLY FOLLOWING RECEIPT OF A TRANSMITTAL FORM IN ORDER TO AVOID THE APPLICABILITY OF ESCHEAT LAWS TO SUCH SHARES.
Fractional Shares
No fractional shares of common stock will be issued as a result of a reverse stock split. In lieu of any fractional shares to which a stockholder would otherwise be entitled as a result of a reverse stock split, we will make cash payments equal to such fraction multiplied by the closing sales price of our common stock as reported on the Nasdaq Global Select Market on the last trading day immediately preceding the effective date of the reverse stock split. As of February 23, 2015, there were 316 holders of record of our common stock. We do not expect that such number will be reduced as a result of any such cash payments made in connection with the reverse stock split.
No Appraisal Rights
As a matter of Delaware law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment to effect a reverse stock split and corresponding reduction in authorized common stock, and we will not independently provide our stockholders with any such rights.
Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposed amendment, except to the extent of their ownership in shares of our common stock.
Accounting Consequences
The par value of our common stock will remain unchanged at $0.001 per share following a reverse stock split. The capital account of our company will also remain unchanged, and we do not anticipate that any other accounting consequences will arise as a result of a reverse stock split and corresponding reduction in authorized common stock.
Material Federal Income Tax Consequences
The following discussion is a summary of certain United States federal income tax consequences of a reverse stock split to our company and to stockholders that hold shares of our common stock as capital assets for United States federal income tax purposes. This discussion is based upon current United States tax law, which is subject to change, possibly with retroactive effect, and differing interpretations. Any such change may cause the United States federal income tax consequences of a reverse stock split to vary substantially from the consequences summarized below.
This summary does not address all aspects of United States federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non-U.S. persons for United States federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass-through entities for United States federal income tax purposes, persons whose functional currency is not the United States dollar, traders that mark-to-market their securities, persons subject to the alternative minimum tax, persons who hold their shares of our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of our common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for United States federal income tax purposes holds shares of our common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the tax consequences of a reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split. The state and local tax consequences of a reverse split may vary as to each stockholder, depending on the jurisdiction in which such stockholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of a reverse stock split may not be the same for all stockholders. Stockholders should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.
Tax Consequences to our Company. We believe that a reverse stock split will constitute a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Accordingly, we should not recognize taxable income, gain or loss in connection with a reverse stock split. In addition, we do not expect a reverse stock split to affect our ability to utilize our net operating loss carryforwards.
Tax Consequences to Stockholders. Stockholders should not recognize any gain or loss for United States federal income tax purposes as a result of a reverse stock split, except to the extent of any cash received in lieu of a fractional share of our common stock (which fractional share will be treated as received and then exchanged for cash). Each stockholder’s aggregate tax basis in shares of common stock received in a reverse stock split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the shares of common stock exchanged in the reverse stock split. In addition, each stockholder’s holding period for the shares of common stock it receives in a reverse stock split should include the stockholder’s holding period for the shares of common stock exchanged in the reverse stock split.
In general, a stockholder who receives cash in lieu of a fractional share of common stock pursuant to a reverse stock split should be treated for United States federal income tax purposes as having received a fractional share pursuant to the reverse stock split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be treated as long term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the reverse stock split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of our company. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.
PROPOSAL NUMBER 3:
RATIFICATION AND APPROVAL OF AMENDMENT TO EQUITY INCENTIVE PLAN
We use stock options, restricted stock units and other stock awards as a part of our overall compensation program in order to align the long-term interests of our employees with those of our stockholders. These awards are made principally under our Equity Incentive Plan, the purpose of which is to secure and retain the services of employees, directors and consultants, and to provide them with incentives to exert maximum efforts for our success by giving them the opportunity through the granting of stock options, restricted stock units and other stock awards to benefit from increases in the value of our common stock. The plan was adopted by our board of directors on February 27, 2009 and approved by our stockholders on April 23, 2009. A subsequent amendment to the plan was adopted by our board of directors on February 16, 2012 and approved by our stockholders on April 26, 2012. The proposed amendment to the plan was approved by our board of directors, subject to stockholder approval, on February 5, 2015.
The plan currently provides that no more than a total of 50,000,000 shares of our common stock may be issued pursuant to stock awards granted under the plan, of which no more than 15,000,000 shares may be issued pursuant to awards other than stock options and stock appreciation rights. We are asking that stockholders ratify and approve an amendment to the plan (1) increasing the total number of shares that may be issued pursuant to stock awards granted under the plan to 70,000,000 shares and (2) increasing the number of shares of our common stock that may be issued pursuant to awards other than stock options and stock appreciation rights to 25,000,000 shares, with the objective of maintaining the availability to and increasing the flexibility of our board of directors with respect to this portion of our overall compensation program.
The terms of the Equity Incentive Plan are summarized below and the complete text of the plan is set forth in Appendix B to this proxy statement, in each case, reflecting the amendment described above.
The Board of Directors recommends that stockholders vote “FOR” the ratification and approval of the amendment to our Equity Incentive Plan.

Administration of the Plan
The plan is administered by our board of directors, or a committee appointed by the board, which determines the recipients and types of awards to be granted, including the number of shares subject to the award and any relevant vesting schedules. The compensation committee of the board of directors presently administers the plan.

Awards under the Plan
The plan permits the following types of awards:

•	incentive stock options;

•	nonstatutory stock options;

•	stock bonus awards;

•	restricted stock awards;

•	phantom stock, or restricted stock unit, awards; and

•	stock appreciation rights.

Awards granted under the plan are evidenced by agreements that specify the terms and conditions under which they are granted. All awards granted under the plan are subject to the terms and conditions contained in the applicable agreement and the plan.
Eligibility
Awards other than incentive stock options may be granted to employees, directors and consultants. Incentive stock options may be granted only to employees. As of February 23, 2015, approximately 149 persons were eligible to participate in the plan, including approximately 107 employees, eight non-employee directors and 34 consultants.
Shares Subject to the Plan
The total number of shares of common stock that may be issued pursuant to awards under the plan shall not exceed in the aggregate 70,000,000 shares. No more than 25,000,000 shares may be issued pursuant to awards other than stock options and stock appreciation rights.
If any award expires, lapses, or is terminated or forfeited for any reason, the shares subject to that award will continue to be available for the grant of awards under the plan, provided that shares that are not delivered to the holder of an award because (1) the right to receive such shares is surrendered in a “net exercise” of a stock option or (2) such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of a stock option or stock appreciation right or the issuance of shares under a stock bonus award, restricted stock award or restricted stock unit award, the surrendered or withheld shares will not be available for subsequent issuance under the plan. Common stock issued as or on the exercise of awards under the plan may be either authorized and unissued shares or reacquired shares.
As of February 23, 2015, there were outstanding under the plan (1) stock options to purchase a total of 28,563,257 shares of our common stock, (2) no stock bonus awards, (3) no restricted stock awards, (4) restricted stock unit awards to receive a total of 6,199,420 shares of our common stock and (5) no stock appreciation rights. On a pro forma basis to reflect the increase in the number of shares reserved for issuance under the plan, 25,333,469 shares remained available for issuance of new awards under the plan at that date. Since the founding of our company in 1995, a total of 9,903,854 shares of our common stock have been issued under the plan and its predecessors upon the grant, exercise or vesting of awards granted under the plan.
Stock Options
The stock options granted under the plan are evidenced by agreements that specify the number of shares of our common stock which may be purchased at a certain specified price and contain other terms and conditions, such as vesting and termination provisions. All stock options granted under the plan are subject to the terms and conditions contained in the applicable stock option agreement and the plan.
Expiration and Termination
The term of each stock option is stated in the applicable stock option agreement. In no event, however, may a stock option be exercised more than ten years after the date the option is granted. In the case of an incentive stock option granted to a 10% stockholder, the maximum term is five years from the date the option is granted.

Option Exercise Price
The exercise price of stock options granted under the plan is determined by the plan administrator at the time the stock option is granted. Stock options must have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant.
The fair market value of a share of common stock on a particular date is equal to the previous day’s closing sales price (or the closing bid price, if no sales were reported) of the common stock if the common stock is listed on any established stock exchange or traded on the Nasdaq Stock Market. If there is no regular public trading market for the common stock, the fair market value of the common stock is determined by the board of directors.
Consideration for Exercise of Options
The consideration to be paid for shares to be issued upon exercise of a stock option, including the method of payment, shall be determined by the administrator (and, in the case of an incentive stock option, shall be determined at the time of grant) and may consist entirely of (1) cash or (2), at the discretion of the board of directors, (a) by delivery of other common stock, (b) according to a deferred payment or other similar arrangement, (c) by means of a “net exercise” of the option, or (d) in any other form of legal consideration acceptable to the board.
Stock Bonus Awards and Restricted Stock Awards
The terms and provisions of stock bonus awards and restricted stock awards shall be as set forth in the grant instrument. A stock bonus may be awarded in consideration for past services actually rendered to the company. The purchase price for a restricted stock award shall be as the administrator shall determine, but not less than 85% of the fair market value on the date the award is granted or the date the purchase is consummated. Shares awarded under a stock bonus or restricted stock award may, but need not be subject to a repurchase or forfeiture right on behalf of the company in accordance with a vesting schedule in the event the participant’s employment is terminated.
Phantom Stock, or Restricted Stock Unit, Awards and Stock Appreciation Rights
The terms and provisions of phantom stock, or restricted stock unit, awards and stock appreciation rights shall be as set forth in the grant instrument. The price of a common stock equivalent used as the basis from which appreciation is determined for purposes of a stock appreciation right shall be as the administrator shall determine, but not less than 100% of the fair market value on the date the stock appreciation right is granted. Restricted stock unit awards and the exercise value of a stock appreciation right may be paid in shares of common stock, cash, a combination of common stock and cash, or other consideration, as determined by the administrator and set forth in the grant instrument.
Other Provisions
Limits on Transfer of Awards
In general, plan participants may not sell, pledge, assign, transfer or otherwise dispose of any awards other than by will or the laws of descent or distribution and the plan participant alone may exercise his or her awards during his or her lifetime. Awards other than incentive stock options may be transferred only if permitted under the agreement that evidences the terms of the award.
Adjustments on Changes in Capital Structure or on Change of Control
If we effect a stock split, reverse stock split, stock dividend, redemption, combination, reclassification or other similar change affecting our capital stock, adjustments reflecting the change will be made in (1) the aggregate number of shares of common stock authorized for issuance under the plan; (2) the number of shares underlying each outstanding award; and (3) if applicable, the price per share of each award. Accordingly, such adjustments will be made if our stockholders approve the proposed amendment to our amended and restated certificate of incorporation as described in this proxy statement to effect, at the discretion of our board of directors, a reverse stock split and corresponding reduction in authorized common stock, and our board of directors subsequently effects such a reverse stock split and corresponding reduction in authorized common stock.
If a change in control transaction shall occur, the surviving or acquiring corporation shall assume all awards or provide a substitute similar award. If the surviving or acquiring corporation fails to so provide such assumption or substitution, then awards held by those participants whose employment has not been terminated will be accelerated in full and the awards will subsequently terminate if not exercised. Any other awards outstanding under the plan will terminate if not exercised (if applicable) prior to the event.

Amendment or Termination of the Plan
The board may at any time amend, alter, suspend or discontinue the plan but no amendment, alteration, suspension or discontinuation which would impair a participant’s rights under any previous grant may be made without the consent of the participant.
Term of the Plan
No awards may be granted under the plan after February 26, 2019.
United States Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal tax consequences to the employee, director or consultant or to our company may result depending on considerations other than those described below.
Nonstatutory Stock Options
In general, optionholders will not recognize any taxable income at the time they are granted nonstatutory stock options. When an optionholder exercises a nonstatutory stock option, he or she will recognize ordinary income measured by the excess of the then fair market value of the shares over the exercise price and we will be entitled to a deduction for a corresponding amount. Different rules apply to options that have a “readily ascertainable fair market value,” as that phrase is defined in regulations promulgated under Section 83 of the Internal Revenue Code of 1986.
When an optionholder sells or otherwise disposes of shares that were acquired by exercising nonstatutory stock options, any amount that the optionholder receives in excess of the sum of (1) the exercise price of the shares as of the date of exercise and (2) the amount includable in income with respect to such option, if any, such sum being the optionholder’s “basis” in the shares, will, in general, be treated as a long‑term or short‑term capital gain, depending on the holding period of the shares. We are not entitled to any tax deduction in connection with an optionholder’s sale or disposition of the shares. If an optionholder receives less than his or her basis in the shares, the loss will, in general, be treated as a long‑term or short‑term capital loss, depending on the holding period of the shares.
Incentive Stock Options
Optionholders will not be taxed on the grant or exercise of an incentive stock option that qualifies under Section 422 of the Internal Revenue Code, unless an alternative minimum tax liability is triggered. When an optionholder sells or otherwise makes a taxable disposition of shares that he or she acquired by exercising an incentive stock option, the optionholder will recognize a capital gain on the excess of the amount realized on disposition over the exercise price of the incentive stock option, provided that the optionholder has not disposed of the shares until at least two years after the date the option was granted and one year after the date the optionholder exercised the option. Failure to comply with these holding requirements will result in ordinary income treatment for the gain. Unless the optionholder disposes of shares received on exercise of the incentive stock option before meeting the applicable holding period requirements, we will not be entitled to a deduction with respect to the grant or exercise of the incentive stock option.
In the event an optionholder makes a “disposition” of the shares received on exercise of an incentive stock option before meeting the two‑year or one‑year holding period requirements, the gain on the disposition, to the extent of the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price or (2) the excess of the amount realized on disposition over the exercise price, will be treated as ordinary income to the optionholder, and we will generally be entitled to a corresponding deduction. The balance of the gain, if any, realized on such a disposition will be treated as long‑term or short‑term capital gain, depending on the holding period of the shares. To the extent that an optionholder is entitled to capital gains treatment, we will not be entitled to a corresponding deduction for such gain. If the amount realized at the time of the disposition is less than the exercise price, the optionholder will not be required to treat any amount as ordinary income, provided the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long‑term or short‑term capital loss depending on the holding period of the shares.
Stock Bonus Awards
In general, if an individual receives a stock bonus award, he or she will be taxed on the fair market value of the shares on the date the shares are issued. We will be generally entitled to a deduction for a corresponding amount. When a stock bonus award is subject to forfeiture restrictions, an individual will not recognize any taxable income at the time he or she is granted the award, but upon the lapse of the restrictions applicable to such award, that person will recognize ordinary income equal to the fair market value of the shares on the date the restrictions on the award lapsed, and we will be entitled to a deduction for a corresponding amount. If, upon a taxable disposition of the shares, the stockholder receives more or less than his or her basis in the shares, the gain or loss will be a long‑term or short‑term capital gain or loss, depending on the holding period of the shares, measured from the date that the receipt of the shares was taxable to the stockholder.
Restricted Stock Awards
In general, an individual will not recognize any taxable income at the time he or she is granted an award of restricted stock, but upon the lapse of the restrictions applicable to such award, that person will recognize ordinary income equal to the fair market value of the shares on the date the restrictions on the award lapsed less the purchase price for such shares, and we will be entitled to a deduction for a corresponding amount. If the stockholder sells or otherwise disposes of such shares in a taxable disposition, the sale or disposition will be subject to the same treatment described above for a taxable disposition of shares acquired upon an exercise of a nonstatutory stock option.
Phantom Stock, or Restricted Stock Unit, Awards
In general, an individual will not recognize any taxable income at the time he or she is granted a phantom stock, or restricted stock unit, award. Upon settlement of a restricted stock unit award, the individual will recognize ordinary income equal to the fair market value of the cash or shares actually received by the individual. We will be generally entitled to a deduction for the corresponding amount.
Stock Appreciation Rights
In general, an individual will not recognize any taxable income at the time he or she is granted stock appreciation rights. Upon exercise of a stock appreciation right, the individual will recognize ordinary income equal to the fair market value of the cash or shares received by the individual upon exercise. We will be generally entitled to a deduction for the corresponding amount.
The foregoing summary does not constitute a definitive statement of the federal income tax effects of awards granted under the Plan.
New Plan Benefits Table
In February 2015, the compensation committee of our board of directors approved a mix of annual stock option and restricted stock unit awards under our Equity Incentive Plan to eligible executive officers and other employees, as described below under the heading “Executive and Director Compensation - Compensation Discussion and Analysis - Long-Term Stock-Based Incentive Awards.” The following table presents information regarding the number of annual stock options and the dollar value of annual restricted stock units awarded to the following individuals or groups of individuals in 2015:

•	each of the individuals listed in “Executive and Director Compensation - Summary Compensation Table for 2014”;

•	all current executive officers, as a group;

•	all current directors who are not executive officers, as a group; and

•	all non-executive officer employees, including all current officers who are not executive officers, as a group.
The compensation committee retains broad discretion over the granting and amount of awards under our Equity Incentive Plan. As a result, it is not possible to determine any additional benefits or amounts that will be received by any individual participant or group of participants in the future.

Name and Position	Number of Shares Underlying Stock Options	Dollar Value of Shares Underlying Restricted Stock Units (1)
Lonnel Coats	1,213,600	$270,026
President, Chief Executive Officer and Director

Jeffrey L. Wade, J.D.	650,400	$144,714
Executive Vice President, Corporate and Administrative Affairs and Chief Financial Officer

Pablo Lapuerta, M.D.	509,600	$113,386
Executive Vice President and Chief Medical Officer

Alan J. Main, Ph.D.	590,400	$131,364
Executive Vice President, CMC and Supply Operations

Brian P. Zambrowicz, Ph.D.	—	$—
Former Executive Vice President and Chief Scientific Officer

Arthur T. Sands, M.D., Ph.D.	—	$—
Former President, Chief Executive Officer and Director

Executive Group	3,620,700	$833,307

Non-Executive Director Group	—	—

Non-Executive Officer Employee Group	3,012,200	$1,984,166

(1)	Based on the closing price of our common stock on the Nasdaq Global Select Market of $0.89 per share on February 4, 2015, the last trading day prior to the date of grant
PROPOSAL NUMBER 4:
RATIFICATION AND APPROVAL OF AMENDMENT TO
NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN
We currently use stock option and restricted stock awards as a part of our overall compensation program in order to align the long-term interests of the non-employee members of our board of directors with those of our stockholders. These awards are made under our Non-Employee Directors’ Equity Incentive Plan, the purpose of which is to secure and retain the services of non-employee directors, and to provide them with incentives to exert maximum efforts for our success by giving them the opportunity through the granting of nonstatutory stock options and restricted stock awards to benefit from increases in the value of our common stock. The plan was adopted by our board of directors on February 27, 2009 and approved by our stockholders on April 23, 2009. A subsequent amendment to the plan was adopted by our board of directors on February 16, 2012 and approved by our stockholders on April 26, 2012. The proposed amendment to the plan was approved by our board of directors, subject to stockholder approval, on February 5, 2015.
The plan currently provides that no more than a total of 1,500,000 shares of our common stock may be issued pursuant to awards granted under the plan. We are asking that stockholders ratify and approve an amendment to the plan increasing the total number of shares of our common stock that may be issued pursuant to awards granted under the plan to 2,500,000 shares, with the objective of maintaining the availability to our board of directors of this portion of our overall compensation program.
The terms of the Non-Employee Directors’ Equity Incentive Plan are summarized below and the complete text of the plan is set forth in Appendix C to this proxy statement, in each case, reflecting the amendment described above.
The Board of Directors recommends that stockholders vote “FOR” the ratification and approval of the amendment to our Non-Employee Directors’ Equity Incentive Plan.
Administration of the Plan
The plan is administered by our board of directors, which oversees the grant of awards under the plan and determines the provisions of each award granted, to the extent not specified in the plan.

Awards under the Plan
The plan permits the award of nonstatutory stock options and restricted stock awards. Stock options and restricted stock awards granted under the plan are evidenced by agreements that specify the terms and conditions under which they are granted. All awards granted under the plan are subject to the terms and conditions contained in the applicable agreement and the plan.
Eligibility
Stock options and restricted stock awards are granted to non-employee directors under the plan. Upon the date of his or her initial election or appointment to the board of directors, each non-employee director is granted an option to purchase 30,000 shares of our common stock. Further, on the day following each annual meeting of stockholders, each person who is then a non-employee director and has been a non-employee director for at least six months is granted an option to purchase 20,000 shares of our common stock and a restricted stock award of the number of shares of our common stock having a fair market value on the date of grant of $20,000, rounded down to the nearest whole share number. Eight of the nine members of our board of directors are currently eligible to participate in the plan.
Shares Subject to the Plan
The total number of shares of common stock that may be issued pursuant to awards under the plan shall not exceed in the aggregate 2,500,000 shares.

If any award expires, lapses, or is terminated or forfeited for any reason, the shares subject to that award will continue to be available for the grant of awards under the plan. Common stock issued as or on the exercise of awards under the plan may be either authorized and unissued shares or reacquired shares.
As of February 23, 2015, there were outstanding under the plan options to purchase a total of 1,070,000 shares of our common stock. On a pro rata basis to reflect the increase in the number of shares reserved for issuance under the plan, 1,152,520 shares remained available for issuance of new stock options or restricted stock awards under the plan at that date. Since the founding of our company in 1995, a total of 277,480 shares of our common stock have been issued under the plan and its predecessors upon the grant, exercise or vesting of awards granted under the plan.
Stock Options
Stock options granted under the plan are evidenced by agreements that specify the number of shares of our common stock which may be purchased at a certain specified price and contain other terms and conditions, such as vesting and termination provisions. All stock options granted under the plan are subject to the terms and conditions contained in the applicable stock option agreement and the plan.
Vesting and Exercisability
Stock options granted under the plan “vest,” or become exercisable, as follows:

•	Initial grants of options to purchase 30,000 shares of our common stock provide for vesting of 1/60th of the shares subject to the option each month after grant for five years after the date of grant.

•
Annual grants of options to purchase 20,000 shares of our common stock provide for vesting of 1/12th of the shares subject to the option each month after grant for twelve months after the date of the grant.

Expiration and Termination
Stock options granted under the plan have a term of ten years from the date of grant, subject to earlier termination upon the occurrence of certain events. In no event, however, may a stock option be exercised more than ten years after the date the option is granted.
Option Exercise Price
Stock options awarded under the plan have an exercise price of 100% of the fair market value of our common stock on the date of grant. The fair market value of a share of common stock on a particular date is equal to the previous day’s closing sales price (or the closing bid price, if no sales were reported) of the common stock if the common stock is listed on any established stock exchange or traded on the Nasdaq Stock Market. If there is no regular public trading market for the common stock, the fair market value of the common stock is determined by our board of directors.

Consideration for Exercise of Options
The consideration to be paid for shares to be issued upon exercise of a stock option, including the method of payment, may be paid, to the extent permitted by law, in any combination of (1) cash, (2) delivery of other shares of our common stock, or (3) by “net exercise” of the stock option.
Restricted Stock Awards
The terms and provisions of restricted stock awards shall be as set forth in the grant instrument. The number of shares subject to each restricted stock award is determined by dividing $20,000 by the fair market value of our common stock on the date of grant, rounded down to the nearest whole share number. The fair market value of a share of common stock on a particular date is equal to the previous day’s closing sales price (or the closing bid price, if no sales were reported) of the common stock if the common stock is listed on any established stock exchange or traded on the Nasdaq Stock Market. If there is no regular public trading market for the common stock, the fair market value of the common stock is determined by our board of directors. All of the shares subject to restricted stock awards are fully vested on the date of grant and are subject to certain restrictions on sale prohibiting any non-employee director from selling such shares while a member of our board of directors.
Other Provisions
Limits on Transfer of Awards
In general, non-employee directors may not sell, pledge, assign, transfer or otherwise dispose of any awards other than (i) by will or the laws of descent or distribution, (ii) in certain circumstances, by instrument to an inter vivos or testamentary trust and (iii) by gift to a member of such non-employee director’s immediate family.
Adjustments on Changes in Capital Structure or on Change of Control
If we effect a stock split, reverse stock split, stock dividend, redemption, combination, reclassification or other similar change affecting our capital stock, adjustments reflecting the change will be made in (1) the aggregate number of shares of common stock authorized for issuance under the plan; (2) the number of shares underlying each outstanding award; and (3) if applicable, the exercise price per share subject to each outstanding stock option. Accordingly, such adjustments will be made if our stockholders approve the proposed amendment to our amended and restated certificate of incorporation as described in this proxy statement to effect, at the discretion of our board of directors, a reverse stock split and corresponding reduction in authorized common stock, and our board of directors subsequently effects such a reverse stock split and corresponding reduction in authorized common stock.
If a change in control transaction shall occur, the surviving or acquiring corporation shall assume all awards or provide or substitute similar awards. If the surviving or acquiring corporation refuses to so provide such assumption or substitution, then the vesting of awards granted under the plan will be accelerated in full and the awards will subsequently terminate if not exercised, as applicable.
If a change in control transaction shall occur and the surviving or acquiring corporation assumes the awards granted under the plan, but any non-employee director is not elected or appointed to the board of directors of the surviving or acquiring corporation, then the vesting of that non-employee director’s awards shall be accelerated by 18 months.
Amendment or Termination of the Plan
The board of directors may at any time amend, alter, suspend or discontinue the plan, but no amendment, alteration, suspension or discontinuation which would impair the rights of a non-employee director under any previous grant may be made without such non-employee director’s consent.
Term of the Plan
No stock options or restricted stock awards may be granted under the plan after February 26, 2019.
United States Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal tax consequences to the non-employee director or to us may result depending on considerations other than those described below.

Nonstatutory Stock Options
In general, optionholders will not recognize any taxable income at the time they are granted a nonstatutory stock option. When an optionholder exercises a nonstatutory stock option, he or she will recognize ordinary income measured by the excess of the then fair market value of the shares over the exercise price and we will be entitled to a deduction for a corresponding amount. Different rules apply to options that have a “readily ascertainable fair market value,” as that phrase is defined in regulations promulgated under Section 83 of the Internal Revenue Code of 1986.
When an optionholder sells or otherwise disposes of shares that were acquired by exercising a nonstatutory stock option, any amount the optionholder receives in excess of the sum of (1) the exercise price of the shares as of the date of exercise and (2) the amount includable in income with respect to such option, if any, such sum being the optionholder’s “basis” in the shares, will, in general, be treated as a long term or short term capital gain, depending on the holding period of the shares. We are not entitled to any tax deduction in connection with an optionholder’s sale or disposition of the shares. If an optionholder receives less than his or her basis in the shares, the loss will, in general, be treated as a long term or short term capital loss, depending on the holding period of the shares.
Restricted Stock Awards
In general, an individual will not recognize any taxable income at the time he or she is granted an award of restricted stock, but upon the lapse of the restrictions applicable to such award, that person will recognize ordinary income equal to the fair market value of the shares on the date the restrictions on the award lapsed less the purchase price for such shares, and we will be entitled to a deduction for a corresponding amount. If the stockholder sells or otherwise disposes of such shares in a taxable disposition, the sale or disposition will be subject to the same treatment described above for a taxable disposition of shares acquired upon an exercise of a nonstatutory stock option.
The foregoing summary does not constitute a definitive statement of the federal income tax effects of awards granted under the plan.
New Plan Benefits Table
The following table presents information regarding the number of annual stock options and restricted stock awards that we anticipate will be awarded under our Non-Employee Directors’ Stock Option Plan in 2015 to the following individuals or groups of individuals, in each case reflecting the amendment described above:

•	each of the individuals listed in “Executive and Director Compensation - Summary Compensation Table for 2014”;

•	all current executive officers, as a group;

•	all current directors who are not executive officers, as a group; and

•	all non-executive officer employees, including all current officers who are not executive officers, as a group.

Name and Position	Number of Shares Underlying Stock Options	Dollar Value of Shares Underlying Restricted Stock Awards
Lonnel Coats	—	$—
President, Chief Executive Officer and Director

Jeffrey L. Wade, J.D.	—	$—
Executive Vice President, Corporate and Administrative Affairs and Chief Financial Officer

Pablo Lapuerta, M.D.	—	$—
Executive Vice President and Chief Medical Officer

Alan J. Main, Ph.D.	—	$—
Executive Vice President, CMC and Supply Operations

Brian P. Zambrowicz, Ph.D.	—	$—
Former Executive Vice President and Chief Scientific Officer

Arthur T. Sands, M.D., Ph.D.	—	$—
Former President, Chief Executive Officer and Director

Executive Group	—	$—

Non-Executive Director Group	160,000	$160,000

Non-Executive Officer Employee Group	—	$—
PROPOSAL NUMBER 5:
ADVISORY VOTE ON COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
Section 14A of the Securities and Exchange Act of 1934, as amended, requires that we provide our stockholders with an opportunity to vote, on a non-binding and advisory basis, on the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described below under “Executive and Director Compensation - Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert maximum efforts for our success.
Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, 2014 Summary Compensation Table and the other compensation related tables and disclosure.”
As this vote is advisory, it will not be binding upon the board of directors or the compensation committee and neither the board of directors nor the compensation committee will be required to take any action as a result of the outcome of this vote. However, the compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies.
The Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement.
PROPOSAL NUMBER 6:
RATIFICATION AND APPROVAL OF INDEPENDENT AUDITORS
The board of directors has appointed the firm of Ernst & Young LLP as our independent auditors to make an examination of our accounts for the fiscal year ending December 31, 2015, subject to ratification by our stockholders. Representatives of

Ernst & Young LLP, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The Board of Directors recommends that stockholders vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.
Compensation of Independent Auditors
The following table presents the estimated aggregate fees billed and to be billed by Ernst & Young LLP for services performed during our last two fiscal years.

	Years Ended December 31,
	2014	2013
Audit fees(1)	$480,100	$367,100
Audit-related fees(2)	28,000	28,000
Tax fees	—	—
All other fees	—	—
	$508,100	$395,100

(1)
“Audit fees” include professional services rendered for (i) the audit of our internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002, for the fiscal years ended December 31, 2013 and 2014, (ii) the audit of our annual financial statements for the fiscal years ended December 31, 2013 and 2014, (iii) the reviews of the financial statements included in our quarterly reports on Form 10-Q for such years and (iv) the issuance of consents and other matters relating to registration statements filed by us.

(2)
“Audit-related fees” include assurance or related services reasonably related to our audit for the fiscal years ended December 31, 2013 and 2014. These fees related to the audit of the financial statements of our 401(k) plan.

The audit committee reviewed and approved all the fees described above. As part of its duties, the audit committee has determined that the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the auditors’ independence.
Audit Committee Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures requiring the pre-approval of all audit and non-audit services rendered by our independent auditors, either as part of the audit committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis before the independent auditors are engaged to provide each service. The audit committee’s pre-approval authority may be delegated to one or more of its members, but any pre-approval decision must be reported to the full audit committee at its next regularly scheduled meeting.
Audit Committee Report
The role of the audit committee is to assist the board of directors in its oversight of our financial reporting process. The audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent auditors.
The management of our company is responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles and internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements with management. The committee has also discussed with our independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, as currently in effect. Finally, the committee has received the written disclosures and the letter from our independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent auditors’ communications with the audit committee concerning independence, as currently in effect, and has discussed with our independent auditors their independence.
Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to in the audit committee charter, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2014.

Audit Committee
Samuel L. Barker, Ph.D. (Chairman)
Frank P. Palantoni
Judith L. Swain, M.D.

The foregoing audit committee report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this compensation committee report by reference, and shall not otherwise be deemed filed under such acts.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of our common stock as of February 23, 2015 by:

•	each of the individuals listed in “Executive and Director Compensation - Summary Compensation Table for 2014”;

•	each of our directors;

•	each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our common stock; and

•	all current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission computing the number of shares beneficially owned by a person and the percentage ownership of that person. Shares of common stock underlying stock options held by that person that are currently exercisable or exercisable within 60 days of February 23, 2015 and restricted stock units held by that person that are scheduled to vest within 60 days of February 23, 2015 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 724,359,968 shares of common stock outstanding on February 23, 2015. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Lexicon Pharmaceuticals, Inc., 8800 Technology Forest Place, The Woodlands, Texas 77381.

	Beneficial Ownership
	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options Exercisable or Restricted Stock Units Scheduled to Vest within 60 Days of February 23, 2015	Percentage Ownership
Invus, L.P., Invus Public Equities, L.P., Invus C.V. and Artal International S.C.A.(1)	432,874,371	─	59.8%
FMR LLC (2)	107,075,179	─	14.8%
Lonnel Coats	─	─	*
Jeffrey L. Wade, J.D.	149,789	2,155,833	*
Pablo Lapuerta, Ph.D.	26,783	658,814	*
Alan J. Main, Ph.D.	146,350	1,796,243	*
Brian P. Zambrowicz, Ph.D.	278,703	2,613,926	*
Arthur T. Sands, M.D., Ph.D. (3)	1,898,829	4,295,404	*
Raymond Debbane (4)	30,283,190	128,333	4.2%
Philippe J. Amouyal	34,685	128,333	*
Samuel L. Barker, Ph.D.	134,685	198,333	*
Robert J. Lefkowitz, M.D.	34,685	128,333	*
Alan S. Nies, M.D.	39,685	128,333	*
Frank P. Palantoni	34,685	118,333	*
Christopher J. Sobecki	35,685	128,333	*
Judith L. Swain, M.D.	34,685	128,333	*
All current directors and executive officers as a group (4) (15 persons)	31,295,251	8,943,751	5.5%

* Represents beneficial ownership of less than 1 percent.

(1)
Based upon a Schedule 13D/A filed with the SEC on November 26, 2014 and a Form 4 filed with the SEC on December 12, 2014, reflecting the beneficial ownership of our common stock by Invus, L.P., Invus Public Equities, L.P., Invus C.V., Artal International S.C.A. and related parties. Invus, L.P. and related parties may be deemed to have sole investment and voting power with respect to 247,818,843 of such shares and shared voting power with respect to 5,553,292 of such shares. Invus Public Equities, L.P. and related parties may be deemed to have sole investment and shared voting power with respect to 5,553,292 of such shares. Invus C.V. and related parties may be deemed to have sole investment and voting power with respect to 30,248,505 of such shares. Artal

International S.C.A. and related parties may be deemed to have sole investment and voting power with respect to 402,625,866 of such shares. The address for Invus, L.P. and Invus Public Equities, L.P. is Clarendon House, 2 Church Street, Hamilton HM II, Bermuda. The address for Invus C.V. is Marten Meesweg 25, Rotterdam 3068 AV, Netherlands. The address for Artal International S.C.A. is 10-12 avenue Pasteur, L-2310, Luxembourg, Luxembourg.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2015, reflecting the beneficial ownership of our common stock by FMR LLC and related parties. FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each have sole investment power with respect to all of such shares and FMR LLC has sole voting power with respect to 7,850,800 of such shares. Fidelity Growth Company Fund has sole voting power with respect to 40,636,582 of such shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based on our most current records. The number of shares beneficially owned by Dr. Sands includes 60,000 shares held by his wife as custodian for their children and 817,500 shares owned by Sands Associates LP. The general partners of Sands Associates LP are ATS Associates, L.L.C., owned by Dr. Sands, and MES Associates, L.L.C., owned by Dr. Sands’ wife.

(4)
The number of shares beneficially owned by Mr. Debbane includes 30,248,505 shares beneficially owned by Invus C.V. and related parties. Mr. Debbane disclaims beneficial ownership of these shares. The address for Mr. Debbane is c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all such forms that they file.
To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with in a timely manner.
EQUITY COMPENSATION PLAN INFORMATION
The following table presents aggregate summary information as of December 31, 2011 regarding the common stock that may be issued upon exercise of options, warrants and rights under all of our existing equity compensation plans, including our Equity Incentive Plan and Non-Employee Directors' Stock Option Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price per share of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	26,733,962	$2.1393	14,584,704
Equity compensation plans not approved by security holders	—	—	—
Total	26,733,962	$2.8431	14,584,704
_______________

(1)
Consists of shares of our common stock issuable upon the exercise of outstanding stock options or vesting of outstanding restricted stock units granted under our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan or remaining available for issuance under those plans.

(2)
Reflects only the weighted-average exercise price per share of outstanding stock options granted under our Equity Incentive Plan and Non-Employee Directors’ Equity Incentive Plan and excludes from such calculation 3,130,720 restricted stock units granted under our Equity Incentive Plan pursuant to which shares of our common stock may be issued for no additional consideration.

CORPORATE GOVERNANCE
Independence of the Board of Directors
After reviewing all relevant transactions and relationships involving each member of the board of directors (and his or her family), the board of directors has affirmatively determined that Raymond Debbane, Philippe J. Amouyal, Samuel L. Barker, Ph.D., Robert J. Lefkowitz, M.D., Alan S. Nies, M.D., Frank P. Palantoni, Christopher J. Sobecki and Judith L. Swain, M.D., which members constitute a majority of the board of directors, are “independent” in accordance with the applicable listing standards of The Nasdaq Stock Market, Inc.
In making such determinations, the board of directors considered our consulting agreements with Robert J. Lefkowitz, M.D., under which Dr. Lefkowitz serves as a consultant to us on matters relating to our drug discovery and development efforts, and with Alan S. Nies, M.D., under which Dr. Nies serves as chairman of our medical advisory board. With respect to Raymond Debbane, Philippe J. Amouyal and Christopher J. Sobecki, the board of directors also considered the percentage of our outstanding common stock owned by Invus and its affiliates.
Board Committees
Audit Committee. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our accounting and financial reporting processes and the audits of our financial statements. In that regard, the audit committee assists our board of directors in monitoring the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements. The audit committee operates pursuant to a charter that was last amended and restated by the board of directors on February 7, 2013, a copy of which appears on our website at www.lexpharma.com under the caption “Investors - Corporate Governance.”
The current members of our audit committee are Samuel L. Barker, Ph.D. (chair), Frank P. Palantoni and Judith L. Swain, M.D. The board of directors, in its business judgment, has determined that Dr. Barker, Mr. Palantoni and Dr. Swain are “independent” in accordance with the applicable listing standards of The Nasdaq Stock Market, Inc. The board of directors, in its business judgment, has also determined that Samuel L. Barker, Ph.D. is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.
Compensation Committee. Our compensation committee has been established to oversee the compensation of our employees, including our chief executive officer and other officers. The compensation committee also has responsibility for the evaluation and approval of all compensation plans, policies and programs, including the issuance of stock options, restricted stock units and other awards under our Equity Incentive Plan. The compensation committee operates pursuant to a charter that was last amended and restated by the board of directors on February 7, 2013, a copy of which appears on our website at www.lexpharma.com under the caption “Investors - Corporate Governance.”
The compensation committee may delegate any of its authority to subcommittees consisting of one or more compensation committee members, with all subcommittee decisions being presented to the full compensation committee at its next scheduled meeting. The compensation committee did not delegate any such authority with respect to 2014 compensation matters.
The compensation committee may retain compensation consultants, legal counsel or other advisors when it deems appropriate to assist in its evaluation of executive compensation. The compensation committee engaged Hay Group, Inc. as an independent compensation consultant with respect to 2014 compensation matters as described under the heading “Executive and Director Compensation - Compensation Discussion and Analysis.”
The compensation committee meets in connection with most regularly scheduled meetings of the board of directors, and holds meetings after the commencement of each year specifically devoted to evaluating corporate and individual performance during the prior year and making compensation decisions on such basis. In preparation for such decisions, our president and chief executive officer generally reviews the performance of officers other than himself and, in consultation with the compensation committee and at its direction, makes certain recommendations to the compensation committee relating to their compensation. The compensation committee reviews such recommendations and makes changes to such recommendations as it deems appropriate. All executive compensation determinations are made by the compensation committee in the absence of management.
The current members of our compensation committee are Mr. Palantoni (chair), Philippe J. Amouyal and Samuel L. Barker, Ph.D. The board of directors, in its business judgment, has determined that Mr. Palantoni, Mr. Amouyal and Dr. Barker are “independent” in accordance with the applicable listing standards of The Nasdaq Stock Market, Inc. In making such determinations, the board of directors considered the matters relating to Mr. Amouyal described under the heading “Corporate Governance - Independence of the Board of Directors.”

Corporate Governance Committee. Our corporate governance committee has been established to oversee all aspects of our corporate governance functions. In that regard, the corporate governance committee makes recommendations to the board of directors regarding the identification, evaluation and selection of candidates to serve on the board of directors, the composition of board committees and the development of other corporate governance functions. The corporate governance committee operates pursuant to a charter that was last amended and restated by the board of directors on February 7, 2013, a copy of which appears on our website at www.lexpharma.com under the caption “Investors - Corporate Governance.”
The corporate governance committee has not established any specific minimum qualifications for membership on our board of directors. Rather, the committee will generally consider all relevant factors, which may include independence, experience, diversity, leadership qualities and strength of character. As the corporate governance committee does not uniquely consider diversity relative to the other factors, the committee has not established a policy with regard to the consideration of diversity in identifying potential director candidates. The corporate governance committee uses its available network of contacts when compiling a list of potential director candidates and may also engage outside consultants when appropriate. The committee also considers potential director candidates recommended by stockholders and other parties and all potential director candidates are evaluated based on the above criteria. Because the corporate governance committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by stockholders or other parties, no formal policy or procedure has been established for the consideration of director candidates recommended by stockholders.
Any stockholder wishing to propose a potential director candidate may submit a recommendation in writing within the time frame specified in our bylaws. All such communications should be sent to 8800 Technology Forest Place, The Woodlands, Texas 77381, Attn: Corporate Governance Committee. Submissions should include the full name of the proposed candidate and a detailed description of the candidate’s qualifications, business experience and other relevant biographical information.
The current members of our corporate governance committee are Raymond Debbane (chair), Robert J. Lefkowitz, M.D. and Judith L. Swain, M.D. The board of directors, in its business judgment, has determined that Mr. Debbane, Dr. Lefkowitz and Dr. Swain are “independent” in accordance with the applicable listing standards of The Nasdaq Stock Market, Inc. In making such determinations, the board of directors considered the matters relating to Mr. Debbane and Dr. Lefkowitz described under the heading “Corporate Governance - Independence of the Board of Directors.”
Board Leadership Structure and Role in Risk Oversight
The current leadership structure of our board of directors reflects a separation of the roles of chairman and principal executive officer. This leadership structure is intended to provide our board of directors with an appropriate level of independence from management and encourage a high degree of autonomy within our board of directors.
Our board of directors administers its risk oversight responsibilities by evaluating the material risks, including operational risks and liquidity risks, facing our company or inherent in our corporate strategy. This is accomplished through regular discussions with management and by reference to the independent understanding and knowledge of many such risks possessed by members of our board of directors. Our board of directors regularly reviews the viability and prudence of our corporate strategy in light of the evolving nature of such risks and makes adjustments to that strategy when appropriate. Our board of directors oversees management’s implementation of our corporate strategy, remains alert for excessive risk-taking in such implementation and provides timely input to management regarding any critical risk issues. The efforts of our board of directors to oversee any risks relating to our financial reporting or internal accounting procedures are supplemented by the regular interactions of our audit committee with the individuals with day-to-day responsibilities for such functions.
Board and Committee Meetings and Attendance in 2014
The board of directors met nine times in 2014 and took certain additional actions by unanimous written consent. In 2014, the audit committee met five times and took certain additional actions by unanimous written consent, the compensation committee met six times and took certain additional actions by unanimous written consent, and the corporate governance committee met two times. During 2014, none of our incumbent directors attended fewer than 75 percent of the aggregate number of meetings of the board of directors and committees during the period served.
It is our policy to encourage the members of our board of directors to attend all annual meetings of stockholders. Eight of the nine members of our board of directors attended our 2014 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, the text of which appears on our website at www.lexpharma.com under the caption “Investors - Corporate Governance.” We intend to disclose on our website the nature of any amendment to or waiver from our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions within four business days following the date of such amendment or waiver. In the case of any such waiver, including an implicit waiver, we also intend to disclose the name of the person to whom the waiver was granted and the date of the waiver. To date, we have not granted any waivers under our code of business conduct and ethics.
Corporate Governance Guidelines
We have adopted corporate governance guidelines, including, among other things, guidelines with respect to the structure of our board of directors, director selection and qualifications, and non-employee director compensation. The text of our corporate governance guidelines appears on our website at www.lexpharma.com under the caption “Investors - Corporate Governance.”
Stockholder Communications with the Board of Directors
We believe that our stockholders are currently provided a reasonable means to communicate with our board of directors and individual directors. As a result, our board of directors has not established a formal process for stockholders to send communications to the board of directors or individual directors. However, the corporate governance committee will consider, from time to time, whether adoption of a formal process for such stockholder communications has become necessary or appropriate. Stockholders may send communications to the board of directors or individual directors by mail at 8800 Technology Forest Place, The Woodlands, Texas 77381, Attn: Board of Directors or any individual director.
Compensation Committee Interlocks and Insider Participation
During 2014, Frank P. Palantoni, Philippe J. Amouyal and Samuel L. Barker, Ph.D. served as members of the compensation committee of our board of directors. Mr. Amouyal is a designee of Invus pursuant to our stockholders’ agreement with Invus, L.P. described under the heading “Transactions with Related Persons - Arrangements with Invus.” During 2014, none of our executive officers served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our board of directors or compensation committee.
TRANSACTIONS WITH RELATED PERSONS
Arrangements with Invus
In June 2007, we entered into a securities purchase agreement with Invus, L.P., under which Invus, L.P. purchased 50,824,986 shares of our common stock in August 2007. Invus, L.P. and its affiliates have subsequently purchased additional shares of our common stock, including 149,253,731 shares purchased by Artal International S.C.A. in November 2014 in a private placement for approximately $150 million, and currently own approximately 59.8% of our outstanding common stock.
Board of Directors. Concurrently with the execution of the securities purchase agreement, we entered into a stockholders’ agreement with Invus, L.P. under which Invus, L.P. and Invus C.V., which we collectively refer to as Invus, have the right to designate a number of directors equal to the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates, rounded up to the nearest whole number of directors. Invus has designated three of the nine current members of our board of directors. While Invus has not presently exercised its director designation rights in full, it may exercise them at any time in the future in its sole discretion. To facilitate the exercise of such rights, we have agreed, upon written request from Invus, to take all necessary steps in accordance with our obligations under the stockholders’ agreement to (1) increase the number of directors to the number specified by Invus (which number shall be no greater than reasonably necessary for the exercise of Invus’ director designation rights under the stockholders’ agreement) and (2) cause the appointment to the newly created directorships of directors so designated by Invus pursuant to its rights under the stockholders’ agreement.
Invus also has the right to require proportionate representation of Invus-appointed directors on the audit, compensation and corporate governance committees of our board of directors, subject to certain restrictions. Invus-designated directors currently serve as one of the three members of each of the compensation committee and corporate governance committee of our board of directors. No Invus-designated directors currently serve on the audit committee of our board of directors.
The provisions of the stockholders’ agreement relating to Invus’ rights to designate members of our board of directors and its audit, compensation and corporate governance committees will terminate if the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates falls below 10%. Invus also has the right to terminate these provisions at any time in its discretion.
Preemptive Rights. Invus has preemptive rights under the stockholders’ agreement to participate in future equity issuances by us, subject to certain exceptions, so as to maintain its then-current percentage ownership of our capital stock. Subject to certain limitations, Invus will be required to exercise its preemptive rights in advance with respect to certain marketed offerings, in which case it will be obligated to buy its pro rata share of the number of shares being offered in such marketed offering, including any overallotment (or such lesser amount specified in its exercise of such rights), so long as the sale of the shares were priced within a range within 10% above or below the market price on the date we notified Invus of the offering and we met certain other conditions.
The provisions of the stockholders’ agreement relating to preemptive rights will terminate on the earlier to occur of August 28, 2017 and the date on which the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates falls below 10%.
Consent Rights. Invus is entitled to certain consent rights under the stockholders’ agreement, including with respect to (a) the creation or issuance of any new class or series of shares of our capital stock (or securities convertible into or exercisable for shares of our capital stock) having rights, preferences or privileges senior to or on parity with our common stock, (b) any amendment to our certificate of incorporation or bylaws, or amendment to the certificate of incorporation or bylaws of any of our subsidiaries, in a manner adversely affecting Invus’ rights under the securities purchase agreement and the related agreements, (c) the repurchase, retirement, redemption or other acquisition of our or our subsidiaries’ capital stock (or securities convertible into or exercisable for shares of our or our subsidiaries’ capital stock), (d) any increase in the size of our board of directors to more than 12 members and (e) the adoption or proposed adoption of any stockholders’ rights plan, “poison pill” or other similar plan or agreement, unless Invus is exempt from the provisions of such plan or agreement.
The provisions of the stockholders’ agreement relating to those consent rights will terminate on the earlier to occur of August 28, 2017 and the date on which Invus and its affiliates hold less than 15% of the total number of outstanding shares of our common stock.
Registration Rights. Concurrently with the execution of the securities purchase agreement, we also entered into a registration rights agreement with Invus, L.P., pursuant to which Invus and its affiliates have certain demand and piggyback registration rights with respect to shares of our common stock held by them.
Related Party Transaction Policies
We have adopted written policies and procedures for the review, approval and ratification of interested transactions with related parties. Subject to certain exceptions provided in Item 404(a) of Regulation S-K, an “interested transaction” means any transaction, arrangement or relationship in which we are a participant and the amount involved will or may be expected to exceed $120,000 in any calendar year, and in which any related party has or will have a direct or indirect material interest. A “related party” means (a) any executive officer, director, nominee for election as a director or any person beneficially owning five percent or more of our common stock and (b) any immediate family member of such parties.
All interested transactions are subject to the review and approval of our audit committee and if advance audit committee approval is not feasible, then the interested transaction will be considered for ratification at the audit committee’s next regularly scheduled meeting. In determining whether to approve or ratify any interested transaction, the audit committee will consider, among other factors it may deem appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. No director participates in any discussion or approval of an interested transaction for which he or she is a related party. On at least an annual basis, the audit committee reviews and assesses any ongoing interested transactions to ensure that the transaction remains appropriate.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. All compensation decisions are made by our compensation committee pursuant to authority delegated by our board of directors. The annual compensation package for executive and other officers typically consists primarily of three elements:

•	a base salary, which reflects the responsibilities relating to the position and individual performance;

•	variable annual cash bonus awards, determined relative to pre-established bonus targets expressed as a percentage of base salary; and

•	long-term stock-based incentive awards, designed to provide a continuing proprietary interest in our success.
We generally seek to set targeted total cash compensation, consisting of base salaries and annual cash bonus award targets, and total direct compensation, consisting of targeted total cash compensation and long-term stock-based incentive awards, at or near the median of a peer group of biopharmaceutical companies if such compensation level is justified by company performance, individual performance and prevailing financial conditions.
In determining peer group compensation, we use available survey data from several sources, relying principally on data from a comprehensive survey of the compensation practices of several hundred companies in the biopharmaceutical industry. We expand on this survey data with reviews of the publicly-disclosed compensation practices of a group of biopharmaceutical companies selected for comparison purposes based on one or more factors, including market capitalization, revenues and stage of development.
For compensation decisions made in February 2012, this group of companies consisted of:

Acorda Therapeutics, Inc.	Dyax Corp.	Micromet, Inc.
Allos Therapeutics, Inc.	Dynavax Technologies Corporation	Neurocrine Biosciences, Inc.
Alnylam Pharmaceuticals, Inc.	Exelixis, Inc.	NPS Pharmaceuticals, Inc.
Amag Pharmaceuticals, Inc.	Geron Corporation	Optimer Pharmaceuticals, Inc.
Ardea Biosciences, Inc.	Idenix Pharmaceuticals, Inc.	Pharmasset, Inc.
Arena Pharmaceuticals, Inc.	ImmunoGen, Inc.	QLT Inc.
Ariad Pharmaceuticals, Inc.	Immunomedics, Inc.	Rigel Pharmaceuticals Inc
Arqule, Inc.	Inspire Pharmaceuticals, Inc.	Sangamo Biosciences, Inc.
Avanir Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
AVEO Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.	Targacept, Inc.
Cell Therapeutics, Inc.	MannKind Corporation	Xenoport, Inc.
Cytori Therapeutics, Inc.	Medivation, Inc.
For compensation decisions made in February 2013, this group of companies consisted of:

Affymax, Inc.	Idenix Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
Alnylam Pharmaceuticals, Inc.	ImmunoGen, Inc.	NPS Pharmaceuticals, Inc.
Ardea Biosciences, Inc.	Immunomedics, Inc.	QLT Inc.
Arena Pharmaceuticals, Inc.	Incyte Corporation	Rigel Pharmaceuticals Inc
Ariad Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.	Sangamo Biosciences, Inc.
Arqule, Inc.	InterMune, Inc.	Seattle Genetics, Inc.
Array Biopharma Inc.	Ironwood Pharmaceuticals, Inc.	Synageva BioPharma Corp.
Cell Therapeutics, Inc.	Isis Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Dyax Corp.	MannKind Corporation	Targacept, Inc.
Dynavax Technologies Corporation	Medivation, Inc.	Xenoport, Inc.
Exelixis, Inc.	Micromet, Inc.

For compensation decisions made in February 2014, this group of companies consisted of:

Acadia Pharmaceuticals Inc.	ImmunoGen, Inc.	Neurocrine Biosciences, Inc.
Aegerion Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.	Puma Biotechnology, Inc.
Array Biopharma Inc.	InterMune, Inc.	Synageva BioPharma Corp.
Clovis Oncology, Inc.	Ironwood Pharmaceuticals, Inc.	Tesaro, Inc.
Exelixis, Inc.	MannKind Corporation	Vivus, Inc.
Idenix Pharmaceuticals, Inc.
For compensation decisions made in February 2015, this group of companies consisted of:

Acceleron Pharma Inc.	Idenix Pharmaceuticals Inc.	OncoMed Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	ImmunoGen, Inc.	Orexigen Therapeutics, Inc.
Arena Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.	Insmed Incorporated	Raptor Pharmaceuticals Corp.
Array Biopharma Inc.	Intercept Pharmaceuticals, Inc.	Receptos, Inc.
Avanir Pharmaceuticals, Inc.	InterMune, Inc.	Sangamo BioSciences, Inc.
Dyax Corp.	Ironwood Pharmaceuticals, Inc.	Sarepta Therapeutics, Inc.
Dynavax Technologies Corporation	Keryx Biopharmaceuticals, Inc.	Synergy Pharmaceuticals Inc.
Exelixis, Inc.	MacroGenics, Inc.	Tesaro, Inc.
Galena Biopharma, Inc.	Merrimack Pharmaceuticals, Inc.	Vivus, Inc.
Geron Corporation	Neurocrine Biosciences, Inc.
Halozyme Therapeutics, Inc.	NewLink Genetics Corporation
The peer group of biopharmaceutical companies for which we obtained survey data and the additional groups of companies listed above do not necessarily coincide with the companies comprising the Nasdaq Biotechnology Index. Although we acknowledge the inherent limitations in comparing our compensation practices with the compensation practices of these companies, we believe that these comparisons are useful and important points of reference in making compensation determinations.
In making compensation determinations and reviewing comparative data, the compensation committee reviews total direct compensation in its totality, assigning dollar values to each of the elements of such compensation, including base salary, annual cash bonus award targets and long-term stock-based incentive awards. The committee generally allocates a greater percentage of total direct compensation to long-term stock-based incentive awards in acknowledgment of the unique challenges present in the biopharmaceutical industry and in order to reinforce the alignment of interests between our executive and other officers and our stockholders.
In determining the level and composition of compensation of each of our executive and other officers, we take into account various qualitative and quantitative indicators of corporate and individual performance. Among the challenges faced by us and other companies in the biopharmaceutical industry is the unique combination of the relatively long time period typically necessary to discover, develop and commercialize drugs and the historically low success rate in doing so. As a result, in evaluating the performance of management, the compensation committee takes into consideration such factors as the progress exhibited by our drug candidates in human clinical trials, the number and quality of drug candidates in clinical trials, the number and quality of nonclinical drug candidates, the value and scope of strategic collaborations and alliances with leading pharmaceutical companies, and the ability to otherwise finance our operations from external sources. In addition, the compensation committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability.
The compensation committee generally makes executive compensation determinations in February of each year, taking into account both company and individual performance over the preceding year, as well as prevailing financial conditions. The compensation committee meets at least once in advance of the meeting in which executive compensation determinations are actually made to discuss considerations relating to those determinations.
The compensation committee may also retain compensation consultants, legal counsel or other advisors when it deems appropriate to assist in its evaluation of executive compensation. The compensation committee did not engage any consultants with respect to 2012 or 2013 compensation matters. In July 2013, the compensation committee engaged Hay Group, Inc. as an independent compensation consultant to provide assistance in the review and refinement of our annual compensation determination process and advise the compensation committee with respect to 2014 compensation matters. At the compensation committee’s request, Hay Group participated in compensation committee meetings, conducted interviews of compensation committee members and certain officers, and prepared an assessment of and recommendations with respect to our annual compensation determination process. Hay Group has not received any compensation from us other than for those services performed for the compensation committee under such engagement. In July 2013, the committee assessed the independence of Hay Group and concluded that no conflict of interest exists that would prevent Hay Group from providing the services performed for the compensation committee under such engagement.
We received a favorable advisory vote on the compensation of our named executive officers at our 2014 annual meeting of stockholders, with over 90% of the votes cast with respect to such matter voting in favor of such compensation. The compensation committee believes those voting results affirm our stockholders’ support of our approach to executive compensation and did not make any material changes to its approach. The compensation committee will continue to consider the outcome of our advisory votes on executive compensation when making future decisions with respect to the compensation paid to our named executive officers.
Corporate and Individual Performance Criteria
February 2012 Compensation Determinations
In February 2012, the compensation committee made determinations regarding 2011 cash bonus awards and 2012 base salaries, bonus targets and long-term stock-based incentive awards, taking into account the following factors in its evaluation of corporate performance in 2011:

•
the progression in the clinical development of our LX4211 drug candidate, including the initiation and timely progression of enrollment for a Phase 2b clinical trial of LX4211 and the initiation and completion of two other clinical studies, one of which tested the combined effects of LX4211 with sitagliptin, each with positive results;

•
the completion of a Phase 2 clinical trial of a second drug candidate, LX1032, or telotristat etiprate, in patients with carcinoid syndrome, with positive results, and the initiation of a proof-of-concept clinical study of telotristat etiprate in patients with inflammatory bowel disease;

•
the completion of a Phase 1 clinical trial of a third drug candidate, LX1033 for irritable bowel syndrome, with positive results, and the progression of preparations for a Phase 2 clinical trial of LX1033 in irritable bowel syndrome patients;

•	the initiation of a dose escalation clinical study of a fourth drug candidate, LX2931, in patients with rheumatoid arthritis;

•	the submission of an investigational new drug application for one of our other drug candidates, LX7101 for glaucoma;

•	our progress relative to our objectives in advancing our other drug discovery and development programs; and

•	our performance relative to our objectives for financial performance, specifically relating to year-end cash and investments and business development.
The committee’s compensation determinations in February 2012 reflected its assessment that we largely achieved our objectives relating to our drug discovery and development programs, collectively representing what the committee considered to be our most important objectives, and partially achieved our objectives relating to our financial performance. Taking into account the balance of factors described above, it was the committee’s assessment that our overall corporate objectives were largely achieved.
For executive officers other than Dr. Sands, our president and chief executive officer, the compensation committee also took into account individual goals, which consisted principally of the expected individual contributions of each executive officer towards the achievement of the year’s corporate goals, together with Dr. Sands’ and the committee’s independent assessment of each executive officer’s overall performance and contributions to the company during the year, in the course of making subjective judgments about individual performance in connection with compensation determinations. Dr. Sands had no individual goals for 2011 apart from the corporate goals.
The committee’s determinations for Dr. Sands were based entirely upon its determination of achievement of the year’s corporate goals, together with the compensation committee’s assessment of his strategic and operational leadership. For other executive officers, the compensation committee based its determinations principally upon its determination of achievement of the year’s corporate goals, but also took into account, to a lesser extent, each executive officer’s individual goals. In the case of Dr. Lapuerta, the compensation committee took into account his contributions toward the advancement of our drug candidates in clinical development, with favorable results in clinical trials of LX4211, telotristat etiprate and LX1033 and the achievement of an investigational new drug application for LX7101, as well as his strategic and operational leadership and participation in business development activities. In the case of Dr. Main, the compensation committee took into account his contributions toward the achievement of an investigational new drug application for LX7101 and progress in additional drug discovery programs, as well as his strategic and operational leadership. In the case of Mr. Wade, the compensation committee took into account his contributions toward our financial management and our business development and alliance management activities, as well as his strategic and operational leadership. In the case of Dr. Zambrowicz, the compensation committee took into account his contributions toward the advancement of our drug candidates in clinical development, with favorable results in clinical trials of LX4211, telotristat etiprate and LX1033, the achievement of an investigational new drug application for LX7101, and progress in additional drug discovery programs, as well as his strategic and operational leadership and participation in business development activities.
February 2013 Compensation Determinations
In February 2013, the compensation committee made determinations regarding 2012 cash bonus awards and 2013 base salaries, bonus targets and long-term stock-based incentive awards, taking into account the following factors in its evaluation of corporate performance in 2012:

•
the completion of a Phase 2b clinical trial of our LX4211 drug candidate in patients with type 2 diabetes, with positive results; the initiation of and progression of enrollment for a clinical trial of LX4211 in type 2 diabetes patients with renal impairment; and the progression of preparations for pivotal Phase 3 clinical trials of LX4211 in patients with type 2 diabetes;

•
the initiation of a pivotal Phase 3 clinical trial of a second drug candidate, LX1032, or telotristat etiprate, in patients with carcinoid syndrome; the completion of an open-label Phase 2 clinical trial of telotristat etiprate in patients with carcinoid syndrome, with positive results; and the progression of enrollment for a Phase 2 clinical study of telotristat etiprate in patients with ulcerative colitis;

•	the initiation of and progression of enrollment for a Phase 2 clinical trial of a third drug candidate, LX1033, in patients with irritable bowel syndrome;

•	the completion of a dose escalation clinical study of a fourth drug candidate, LX2931, in patients with rheumatoid arthritis;

•	the completion of an initial Phase 1 clinical trial of a fifth drug candidate, LX7101, in patients with glaucoma;

•	our progress relative to our objectives in advancing our other drug discovery and development programs; and

•	our performance relative to our objectives for financial performance, specifically relating to year-end cash and investments and business development.
The committee’s compensation determinations in February 2013 reflected its assessment that we largely achieved our objectives relating to our drug discovery and development programs and partially achieved our objectives relating to our financial performance. Taking into account the balance of factors described above, it was the committee’s assessment that our overall corporate objectives were largely achieved.
For executive officers other than Dr. Sands, our president and chief executive officer, the compensation committee also took into account individual goals, which consisted principally of the expected individual contributions of each executive officer towards the achievement of the year’s corporate goals, together with Dr. Sands’ and the committee’s independent assessment of each executive officer’s overall performance and contributions to the company during the year, in the course of making subjective judgments about individual performance in connection with compensation determinations. Dr. Sands had no individual goals for 2012 apart from the corporate goals.
The committee’s determinations for Dr. Sands were based entirely upon its determination of achievement of the year’s corporate goals, together with the compensation committee’s assessment of his strategic and operational leadership. For other executive officers, the compensation committee based its determinations principally upon its determination of achievement of the year’s corporate goals, but also took into account, to a lesser extent, each executive officer’s individual goals. In the case of Dr. Lapuerta, the compensation committee took into account his contributions toward the advancement of our drug candidates in clinical development, with favorable results in clinical trials of LX4211 and telotristat etiprate, as well as his strategic and operational leadership and participation in business development activities. In the case of Dr. Main, the compensation committee took into account his contributions toward the progress in our drug discovery programs, as well as his strategic and operational leadership. In the case of Mr. Wade, the compensation committee took into account his contributions toward our financial management and our business development and alliance management activities, as well as his strategic and operational leadership. In the case of Dr. Zambrowicz, the compensation committee took into account his contributions toward the advancement of our drug candidates in clinical development, with favorable results in clinical trials of LX4211 and telotristat etiprate, and progress in additional drug discovery programs, as well as his strategic and operational leadership and participation in business development activities.
February 2014 Compensation Determinations
In February 2014, the compensation committee made determinations regarding 2013 cash bonus awards and 2014 base salaries, bonus targets and long-term stock-based incentive awards, taking into account the following factors in its evaluation of corporate performance in 2013:

•
the completion of a clinical trial of LX4211 in type 2 diabetes patients with renal impairment, with positive results, and the progression of enrollment for a Phase 2 clinical trial of LX4211 in type 1 diabetes patients;

•
the progression of enrollment for a pivotal Phase 3 clinical trial of a second drug candidate, LX1032, or telotristat etiprate, in patients with carcinoid syndrome and the completion of a Phase 2 clinical trial of telotristat etiprate in patients with ulcerative colitis;

•	the completion of a Phase 2 clinical trial of a third drug candidate, LX1033, in patients with irritable bowel syndrome;

•	our progress relative to our objectives in advancing our other drug discovery and development programs; and

•	our performance relative to our objectives for financial performance, specifically relating to year-end cash and investments and business development.
The committee’s compensation determinations in February 2014 reflected its assessment that our objectives relating to our drug discovery and development programs and financial performance were largely unachieved. Taking into account the balance of factors described above, it was the committee’s assessment that our overall corporate objectives were largely unachieved.
The committee’s determinations in February 2014 for Dr. Sands and other executive officers were based entirely upon its determination of achievement of the year’s corporate goals.
February 2015 Compensation Determinations
In February 2015, the compensation committee made determinations regarding 2014 cash bonus awards and 2015 base salaries, bonus targets and long-term stock-based incentive awards, taking into account the following factors in its evaluation of corporate performance in 2014:

•
the completion of a Phase 2 clinical trial of a drug candidate, sotagliflozin, or LX4211, in patients with type 1 diabetes, with positive results, and the progression of preparations for pivotal Phase 3 clinical trials of LX4211 in patients with type 1 diabetes;

•	the progression of enrollment for a pivotal Phase 3 clinical trial of a second drug candidate, telotristat etiprate, or LX1032, in patients with carcinoid syndrome;

•	our entry into a strategic partnership with Ipsen Pharma SAS for the commercialization of telotristat etiprate outside of the United States, Canada and Japan;

•	our progress relative to our objectives in advancing our other nonclinical drug development programs; and

•	our performance relative to our objectives for financial performance, specifically relating to year-end cash and investments and business development.
The committee’s compensation determinations in February 2015 reflected its assessment that we largely achieved our objectives relating to our drug development programs and partially achieved our objectives relating to our financial performance. Taking into account the balance of factors described above, it was the committee’s assessment that our overall corporate objectives were largely achieved.
For executive officers other than Mr. Coats, our president and chief executive officer, the compensation committee also took into account individual goals, which consisted principally of the expected individual contributions of each executive officer towards the achievement of the year’s corporate goals, together with Mr. Coats’ and the committee’s independent assessment of each executive officer’s overall performance and contributions to the company during the year, in the course of making subjective judgments about individual performance in connection with compensation determinations. Mr. Coats had no individual goals for 2014 apart from the corporate goals.

The committee’s determinations for Mr. Coats were based entirely upon its determination of achievement of the year’s corporate goals, together with the compensation committee’s assessment of his strategic and operational leadership, as well as the terms of Mr. Coats’ offer letter. For other executive officers, the compensation committee based its determinations principally upon its determination of achievement of the year’s corporate goals, but also took into account, to a lesser extent, each executive officer’s individual goals. In the case of Dr. Lapuerta, the compensation committee took into account his contributions toward the progress in our drug development programs and commercialization preparations, as well as his strategic and operational leadership and participation in business development activities. In the case of Dr. Main, the compensation committee took into account his contributions toward the progress in our drug discovery programs and commercialization preparations, as well as his strategic and operational leadership and participation in business development activities. In the case of Mr. Wade, the compensation committee took into account his contributions toward our financial management and our business development and alliance management activities, including our strategic collaboration with Ipsen, as well as his strategic and operational leadership. In the case of Dr. Zambrowicz, the compensation committee took into account his contributions toward the progress in our drug development and drug discovery programs, as well as his strategic and operational leadership and participation in business development activities.
Compensation Elements
Base Salary
Base salary of executive and other officers is established through negotiation between the company and the officer at the time he or she is hired, and then subsequently adjusted when the officer’s base compensation is subject to review or reconsideration. While we have entered into employment agreements with certain of our executive officers, these agreements provide that base salaries after the initial year will be reviewed and determined by the compensation committee. When establishing base salary levels for executive and other officers, the compensation committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the company, strategic goals for which the executive has responsibility, and compensation levels of companies at a comparable stage of development who compete with us for business, scientific and executive talents. When considering increases to base salary levels for officers, which typically occurs each February, we consider corporate and individual performance in addition to the foregoing factors. No pre-determined weights are given to any one of these factors.
For each of our executive officers listed in the summary compensation table, we left base salaries unchanged from the previous year in February 2012. In February 2013, we increased base salaries for each of our incumbent named executive officers. In February 2014, we left base salaries unchanged from the previous year for each of our named executive officers. In February 2015, we increased base salaries for each of our incumbent named executive officers. The base salaries of our named executive officers are generally competitive with those paid by our peer group companies, with most falling near the median for such peer group companies. In establishing base salaries for 2012, 2013, 2014 and 2015, we considered the competitiveness of our cash compensation arrangements for executive officers and our cash position and needs for the applicable year.
Cash Bonus Awards
In addition to base salary, we may award variable annual cash bonus awards to executive and other officers with reference to certain predefined corporate and personal performance goals. These performance goals include those discussed generally above, as well as strategic and operational goals for the company as a whole. We typically consider the award of cash bonuses each February relating to performance for the preceding year. For each of our officers, the compensation committee establishes a bonus target, expressed as a percentage of base salary, which is used to determine the cash bonus amount, assuming that corporate and individual goals are fully achieved. The compensation committee retains broad discretion over the amount and payment of such awards and is not bound by any pre-determined agreement, formula or other standard with respect to such decisions.
In determining the cash bonus awards paid in February 2013 with respect to 2012 performance, the compensation committee included the relevant factors described above under “- Corporate and Individual Performance Criteria - February 2013 Compensation Determinations” in its evaluation of corporate and individual performance. After taking into account these factors, the compensation committee determined that our objectives for the year had been largely achieved, and awarded bonuses for 2012 performance to our executive and other officers in an amount reflecting such level of achievement.
In determining the cash bonus awards paid in February 2014 with respect to 2013 performance, the compensation committee included the relevant factors described above under “- Corporate and Individual Performance Criteria - February 2014 Compensation Determinations” in its evaluation of corporate and individual performance. After taking into account these factors, the compensation committee determined that our objectives for the year were largely unachieved, and declined to award bonuses for 2013 performance to our executive and other officers.

In determining the cash bonus awards paid in February 2015 with respect to 2014 performance, the compensation committee included the relevant factors described above under “- Corporate and Individual Performance Criteria - February 2015 Compensation Determinations” in its evaluation of corporate and individual performance. After taking into account these factors, the compensation committee determined that our objectives for the year had been largely achieved, and awarded bonuses for 2014 performance to our executive and other officers in an amount reflecting such level of achievement.
Long-Term Stock-Based Incentive Awards
All of our employees, including our executive and other officers, are eligible to receive long-term stock-based incentive awards under our Equity Incentive Plan as a means of providing such individuals with a continuing proprietary interest in our success. These grants are typically awarded each February and align the interests of our employees and our stockholders by providing significant incentives for our employees to achieve and maintain high levels of performance. Our Equity Incentive Plan enhances our ability to attract and retain the services of qualified individuals. Factors considered in determining whether, in what form and in what amounts such awards are granted to an officer include the officer’s position, his or her performance and responsibilities, the amount of stock options, restricted stock units and other stock awards currently held by the officer, the vesting schedules of any such stock options, restricted stock units and stock awards and the officer’s other compensation. While we do not adhere to any firmly established formulas or schedules for the issuance of long-term stock-based incentive awards, we take into account, in making award decisions, the total direct compensation objectives described above. In addition, we will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years.
In February 2012, 2013, 2014 and 2015, the compensation committee approved a mix of annual stock option grants and restricted stock unit awards under our Equity Incentive Plan to eligible employees, with stock options comprising a larger portion of such mix for executive and other officers. In making such grants, the compensation committee considered corporate and individual performance in the prior year, total direct compensation objectives for individual officers, and information regarding stock incentive award grants made by other companies in the biotechnology industry.
Summary Compensation Table for 2014
The following table presents summary information regarding the compensation of each of Lonnel Coats, our principal executive officer, Jeffrey L. Wade, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014. The table also includes summary information regarding the compensation of Arthur T. Sands, M.D., Ph.D., our principal executive officer until his resignation on July 7, 2014. We have entered into employment arrangements with each of our named executive officers, a consulting agreement with Dr. Zambrowicz and a separation agreement and consulting agreement with Dr. Sands, the material terms of each of which are described below.
Based on the summary compensation information provided below, “Salary” accounted for approximately 31%, 37% and 35% of the total compensation paid to our named executive officers in 2014, 2013 and 2012, respectively, and “Bonus” accounted for approximately 9%, 0% and 11% of the total compensation paid to our named executive officers for 2014, 2013 and 2012, respectively.

Name and Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)		Total
Lonnel Coats	2014	$266,901	$165,006	$—	$1,099,223	$300		$1,531,430
President, Chief Executive
Officer and Director

Jeffrey L. Wade	2014	$393,000	$141,480	$141,040	$432,763	$7,066		$1,115,349
Executive Vice President,	2013	$391,667	$—	$142,120	$432,915	$6,938		$973,640
Corporate and Administrative	2012	$385,000	$100,000	$140,400	$426,972	$6,804		$1,059,176
Affairs and Chief Financial
Officer

Pablo Lapuerta, M.D.	2014	$375,000	$70,350	$135,880	$416,930	$7,040		$1,005,200
Executive Vice President,	2013	$370,000	$—	$146,300	$445,648	$6,904		$968,852
and Chief Medical Officer	2012	$345,000	$100,000	$93,600	$284,648	$6,747		$829,995

Alan J. Main, Ph.D.	2014	$357,000	$99,960	$129,000	$395,820	$7,014		$988,794
Executive Vice President, CMC	2013	$355,833	$—	$137,940	$420,182	$6,887		$920,842
and Supply Operations	2012	$350,000	$90,000	$126,000	$383,180	$6,754		$955,934

Brian P. Zambrowicz, Ph.D.	2014	$408,000	$130,560	$146,200	$448,596	$7,088		$1,140,444
Former Executive Vice President	2013	$406,667	$—	$167,200	$509,312	$6,502		$1,089,681
and Chief Scientific Officer	2012	$400,000	$120,000	$154,800	$470,764	$6,826		$1,152,390

Arthur T. Sands, M.D., Ph.D.	2014	$301,154	$—	$—	$—	$717,324	(4)	$1,018,478
Former President, Chief	2013	$580,000	$—	$292,600	$891,296	$7,095		$1,770,991
Executive Officer and Director	2012	$580,000	$215,000	$266,400	$810,152	$6,970		$1,878,522

(1)
Reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards granted in 2014, 2013 and 2012, in each case based on the market price of our common stock on the date of grant, calculated in accordance with the process for determination of fair market value under our Equity Incentive Plan.

(2)
Reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options granted in 2014, 2013 and 2012. See the information appearing under the heading entitled “Stock-Based Compensation” in footnote 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2014 for certain assumptions made in the valuation of such stock options.

(3)
Includes the following amounts in respect of company matching contributions under our 401(k) plan and company-paid premiums for group term life insurance. The company-paid life insurance premiums reflect payments for group term life policies maintained for the benefit of all employees.

	Year	Company 401(k) Matching Contribution	Company-Paid Group Term Life Insurance Premiums
Lonnel Coats	2014	$—	$300

Jeffrey L. Wade	2014	$6,500	$566
	2013	$6,375	$563
	2012	$6,250	$554

Pablo Lapuerta, M.D.	2014	$6,500	$540
	2013	$6,375	$529
	2012	$6,250	$497

Alan J. Main, Ph.D.	2014	$6,500	$514
	2013	$6,375	$512
	2012	$6,250	$504

Brian P. Zambrowicz, Ph.D.	2014	$6,500	$588
	2013	$5,917	$585
	2012	$6,250	$576

Arthur T. Sands, M.D., Ph.D.	2014	$6,500	$420
	2013	$6,375	$720
	2012	$6,250	$720

(4)
Includes (a) $89,231 paid to Dr. Sands as compensation for his unused paid time off which had accrued at the time of his termination of employment, (b) $568,846 in severance payments paid to Dr. Sands pursuant to his separation agreement, (c) $10,660 for the cost of continued benefit coverage under COBRA and (d) $41,667 in consulting fees paid to Dr. Sands pursuant to his consulting agreement. The amount of the payment made to Dr. Sands as compensation for unused paid time off was calculated in accordance with his employment agreement and our policies applicable to all employees.

Employment Arrangements
Lonnel Coats. In July 2014, we entered into an offer letter with Mr. Coats to serve as our president and chief executive officer. Under the offer letter, Mr. Coats receives a base salary, currently $566,520 a year, subject to adjustment, with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The compensation committee has established a current bonus target for Mr. Coats of 60% of his base salary, subject to adjustment. The offer letter provides for certain severance payments upon the termination of Mr. Coats’ employment, as described below under the heading “Executive and Director Compensation - Potential Payments upon Termination or Change in Control.”
Jeffrey L. Wade. In December 1998, we entered into an employment agreement with Jeffrey L. Wade, J.D. to serve as our senior vice president and chief financial officer starting in January 1999. Mr. Wade was named executive vice president and general counsel in February 2000, executive vice president, corporate development and chief financial officer in May 2010 and executive vice president, corporate and administrative affairs and chief financial officer in February 2015. Under the agreement, Mr. Wade receives a base salary, currently $404,790 a year, subject to adjustment, with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The compensation committee has established a current bonus target for Mr. Wade of 40% of his base salary, subject to adjustment. The employment agreement is at-will and contains a non-competition agreement. The agreement also provides for certain severance payments upon the termination of Mr. Wade’s employment, as described below under the heading “Executive and Director Compensation - Potential Payments upon Termination or Change in Control.”
Pablo Lapuerta, M.D. In March 2011, we entered into an offer letter with Pablo Lapuerta, M.D. to serve as our senior vice president, clinical development and chief medical officer. Dr. Lapuerta was named executive vice president, clinical development and chief medical officer in February 2013, executive vice president, safety, pharmacovigilance and medical affairs and chief medical officer in August 2014 and executive vice president and chief medical officer in February 2015. Under the offer letter, Dr. Lapuerta receives a base salary, currently $380,625 a year, subject to adjustment, with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The compensation committee has established a current bonus target for Dr. Lapuerta of 35% of his base salary, subject to adjustment. The offer letter provides for certain severance payments upon the termination of Dr. Lapuerta’s employment, as described below under the heading “Executive and Director Compensation - Potential Payments upon Termination or Change in Control.”
Alan J. Main, Ph.D. In July 2001, we entered into an employment agreement with Alan J. Main, Ph.D., to serve as our senior vice president, Lexicon Pharmaceuticals. Dr. Main was named executive vice president of pharmaceutical research in February 2007 and executive vice president, CMC and supply operations in February 2015. Under the agreement, Dr. Main receives a base salary, currently $367,710 a year, subject to adjustment, with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The compensation committee has established a current bonus target for Dr. Main of 35% of his base salary, subject to adjustment. The employment agreement is at-will and contains a non-competition agreement. The agreement also provides for certain severance payments upon the termination of Dr. Main’s employment, as described below under the heading “Executive and Director Compensation - Potential Payments upon Termination or Change in Control.”
Brian P. Zambrowicz, Ph.D. In February 2000, we entered into an employment agreement with Brian P. Zambrowicz, Ph.D., to serve as our senior vice president of genomics. Dr. Zambrowicz was named executive vice president of research in August 2002 and executive vice president and chief scientific officer in February 2007. Under the agreement, Dr. Zambrowicz received a base salary, with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The employment agreement was at-will and contained a non-competition agreement. The agreement also provided for certain severance payments upon the termination of Dr. Zambrowicz’s employment, as described below under the heading “Executive and Director Compensation - Potential Payments upon Termination or Change in Control.” Dr. Zambrowicz resigned from such position in February 2015 and no severance payments were payable under the employment agreement in connection with his resignation.
We entered into a consulting agreement with Dr. Zambrowicz in February 2015 pursuant to which he will provide his consulting and advisory services for a period of one year and we will pay Dr. Zambrowicz fees of $24,000 per year.
Arthur T. Sands, M.D., Ph.D. In October 1999, we entered into an employment agreement with Arthur T. Sands, M.D., Ph.D. to serve as our president and chief executive officer, which was subsequently restated in February 2006. Under the agreement, Dr. Sands received a base salary with an annual discretionary bonus based upon specific objectives to be determined by the compensation committee. The employment agreement was at-will and contained a non-competition agreement. The agreement also provided for certain severance payments upon the termination of Dr. Sands’ employment. Dr. Sands resigned from such position in July 2014 and no severance payments were payable under the employment agreement in connection with his resignation.

In connection with his resignation, we entered into a separation agreement with Dr. Sands in July 2014 providing for certain severance and other payments, as described below under the heading “Executive and Director Compensation - Potential Payments upon Termination or Change in Control.”
We also entered into a consulting agreement with Dr. Sands in July 2014 pursuant to which he will provide his consulting and advisory services for a period of five years. We will pay Dr. Sands fees of $100,000 per year for the first two years of the consulting term and $50,000 per year for the following three years of the consulting term.
Grants of Plan-Based Awards in 2014
The following table presents each grant of restricted stock units and stock options in 2014 to the individuals named in the summary compensation table.

Name	Grant Date	Number of Restricted Stock Units	Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Lonnel Coats	7/7/2014		853,500	$1.68	$1,099,223

Jeffrey L. Wade	2/6/2014	82,000			$141,040
	2/6/2014		328,000	$1.72	$432,763

Pablo Lapuerta, M.D.	2/6/2014	79,000			$135,880
	2/6/2014		316,000	$1.72	$416,930

Alan J. Main, Ph.D.	2/6/2014	75,000			$129,000
	2/6/2014		300,000	$1.72	$395,820

Brian P. Zambrowicz, Ph.D.	2/6/2014	85,000			$146,200
	2/6/2014		340,000	$1.72	$448,596

Arthur T. Sands, M.D., Ph.D.	—	—	—	$—	$—

Each of the restricted stock units in the foregoing table was granted under our Equity Incentive Plan. Each restricted stock unit vested with respect to 25% of the shares underlying the restricted stock unit on February 28, 2015 and with respect to an additional 25% of the shares underlying the restricted stock unit on February 28 of each of the three following years. Each restricted stock unit becomes fully vested upon the termination of the named executive officer’s employment by us without cause or by the named executive officer for good reason following a change in control of our company.
Each of the stock options in the foregoing table was granted under our Equity Incentive Plan and expires on the tenth anniversary of the grant date. Each option vests with respect to 25% of the shares underlying the option on the first anniversary of the grant date and 1/48th per month for each month of service thereafter. Each option becomes fully vested with respect to all remaining unvested shares upon a change in control of our company. In accordance with the process for determination of fair market value under the plan, the exercise price for each stock option is equal to the closing price of our common stock, as quoted on the Nasdaq Global Select Market, on the last trading day prior to the grant date. The exercise price for each stock option may be paid in cash or in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.
Outstanding Equity Awards at December 31, 2014
The following table presents information about unexercised stock options and unvested restricted stock units that were held by each of the individuals listed in the summary compensation table as of December 31, 2014.

	Option Awards				Stock Awards
					Number of	Market Value
					Restricted	of Restricted
	Number of Securities		Option	Option	Stock Units	Stock Units
	Underlying Unexercised Options		Exercise	Expiration	That Have	That Have
	Exercisable	Unexercisable (1)	Price	Date	Not Vested (2)	Not Vested (3)
Lonnel Coats	—	853,500	$1.68	7/7/2024

	Option Awards				Stock Awards
					Number of	Market Value
					Restricted	of Restricted
	Number of Securities		Option	Option	Stock Units	Stock Units
	Underlying Unexercised Options		Exercise	Expiration	That Have	That Have
	Exercisable	Unexercisable (1)	Price	Date	Not Vested (2)	Not Vested (3)
Jeffrey L. Wade	60,000	—	$5.76	2/18/2015
	120,000	—	$4.00	2/1/2016
	120,000	—	$3.94	2/13/2017
	200,000	—	$2.07	2/7/2018
	375,000	—	$1.45	2/12/2019
	375,000	—	$1.90	2/15/2020
	100,000	—	$1.52	5/17/2020
	287,568	12,432	$1.81	2/23/2021
	221,045	90,955	$1.80	2/15/2022
	124,684	147,316	$2.09	2/8/2023
	—	328,000	$1.72	2/6/2024
					18,750	$17,061
					39,000	$35,486
					51,000	$46,405
					82,000	$74,612

Pablo Lapuerta, M.D.	187,544	12,456	$1.72	3/23/2021
	147,363	60,637	$1.80	2/15/2022
	128,352	151,648	$2.09	2/8/2023
	—	316,000	$1.72	2/6/2024
					26,000	$23,657
					52,500	$47,770
					79,000	$71,882

Alan J. Main, Ph.D.	50,000	—	$5.76	2/18/2015
	65,000	—	$4.00	2/1/2016
	100,000	—	$3.94	2/13/2017
	200,000	—	$2.07	2/7/2018
	325,000	—	$1.45	2/12/2019
	325,000	—	$1.90	2/15/2020
	249,225	10,775	$1.81	2/23/2021
	198,374	81,626	$1.80	2/15/2022
	121,017	142,983	$2.09	2/8/2023
	—	300,000	$1.72	2/6/2024
					16,250	$14,786
					35,000	$31,847
					49,500	$45,040
					75,000	$68,243

Brian P. Zambrowicz, Ph.D.	70,000	—	$5.76	2/18/2015
	170,000	—	$4.00	2/1/2016
	200,000	—	$3.94	2/13/2017
	375,000	—	$2.07	2/7/2018
	450,000	—	$1.45	2/12/2019
	450,000	—	$1.90	2/15/2020
	325,910	14,090	$1.81	2/23/2021
	243,717	100,283	$1.80	2/15/2022
	146,688	173,312	$2.09	2/8/2023
	—	340,000	$1.72	2/6/2024
					21,250	$19,335
					43,000	$39,126
					60,000	$54,594
					85,000	$77,342

	Option Awards				Stock Awards
					Number of	Market Value
					Restricted	of Restricted
	Number of Securities		Option	Option	Stock Units	Stock Units
	Underlying Unexercised Options		Exercise	Expiration	That Have	That Have
	Exercisable	Unexercisable (1)	Price	Date	Not Vested (2)	Not Vested (3)
Arthur T. Sands, M.D., Ph.D.	150,000	—	$5.76	2/18/2015
	380,000	—	$4.00	2/1/2016
	340,000	—	$3.94	2/13/2017
	575,000	—	$2.07	2/7/2018
	775,000	—	$1.45	2/12/2019
	765,000	—	$1.90	2/15/2020
	555,964	24,036	$1.81	2/23/2021
	419,420	172,580	$1.80	2/15/2022
	256,704	303,296	$2.09	2/8/2023
					36,250	$32,984
					74,000	$67,333
					105,000	$95,540

(1)	Each stock option vests with respect to 25% of the shares underlying the stock option on the first anniversary of the grant date and 1/48th per month for each month of service thereafter.

(2)	Each restricted stock unit vests with respect to 25% of the shares underlying the restricted stock unit on February 28 of each of the four years following the year of grant.

(3)	Based on the closing price of our common stock on the Nasdaq Global Select Market of $0.9099 per share on December 31, 2014.
Option Exercises and Stock Vested in 2014
The following table presents information about stock option exercises and the vesting of restricted stock units in 2014 for each of the individuals listed in the summary compensation table. Amounts shown under the columns “Value Realized on Exercise” and “Value Realized on Vesting” are based on the market price of our common stock on the date of exercise or vesting, as applicable, calculated in accordance with the process for determination of fair market value under our Equity Incentive Plan, without taking into account any taxes that may be payable in connection with the exercise or vesting event, subsequent sale of shares or any shares retained by us in satisfaction of any withholding obligations relating to such taxes.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Lonnel Coats	—	$—	—	$—
Jeffrey L. Wade	—	$—	55,250	$106,080
Pablo Lapuerta, M.D.	—	$—	30,500	$58,560
Alan J. Main, Ph.D.	—	$—	50,250	$96,480
Brian P. Zambrowicz, Ph.D.	—	$—	62,750	$120,480
Arthur T. Sands, M.D., Ph.D.	—	$—	108,250	$207,840

(1)	Based on the closing price of our common stock on the Nasdaq Global Select Market of $1.92 per share on February 27, 2014, the last trading days prior to the date of vesting.
Potential Payments upon Termination or Change in Control
Employment Agreements
Jeffrey L. Wade, J.D. Our employment agreement with Mr. Wade provides that if we terminate his employment without “cause” or if Mr. Wade terminates his employment for “good reason,” we will pay Mr. Wade his then-current salary for twelve months pursuant to our normal payroll procedures, plus an additional single sum payment equal to 50% of his target bonus for the year in which the termination occurred, provided that if such termination occurs within 120 days following a reduction in his salary, the salary continuation payments shall be based on Mr. Wade’s salary prior to such reduction. If his employment is terminated at the end of any renewal term through notice of non-renewal, we will pay Mr. Wade his then-current salary for six months pursuant to our normal payroll procedures.
Alan J. Main, Ph.D. Our employment agreement with Dr. Main provides that if we terminate his employment without “cause” or if Dr. Main terminates his employment for “good reason,” we will pay Dr. Main his then-current salary for twelve months pursuant to our normal payroll procedures, plus an additional single sum payment equal to 50% of his target bonus for the year in which the termination occurred. If his employment is terminated at the end of any renewal term through notice of non-renewal, we will pay Dr. Main his then-current salary for six months pursuant to our normal payroll procedures.
Brian P. Zambrowicz, Ph.D. Our employment agreement with Dr. Zambrowicz provided that if we terminated his employment without “cause” or if Dr. Zambrowicz terminated his employment for “good reason,” we would pay Dr. Zambrowicz his then-current salary for twelve months pursuant to our normal payroll procedures, plus an additional single sum payment equal to 50% of his target bonus for the year in which the termination occurred. If his employment was terminated at the end of any renewal term through notice of non-renewal, we would pay Dr. Zambrowicz his then-current salary for six months pursuant to our normal payroll procedures. Dr. Zambrowicz’s resignation in February 2015 did not trigger any such salary continuation payments.
Under each of our employment agreements with Mr. Wade, Dr. Main and Dr. Zambrowicz, “cause” means any of the following:

•	the individual having engaged in intentional misconduct causing our material violation of any state or federal laws;

•	the individual having engaged in a theft of corporate funds or corporate assets or in a material act of fraud upon us;

•	an act of personal dishonesty taken by the individual that was intended to result in personal enrichment of the individual at our expense;

•	the individual’s final conviction in a court of competent jurisdiction of a felony; or

•
a breach by the individual during his or her employment of the conflict of interest, confidential information and non-competition covenants under the agreement, if such breach results in a material injury to our company.

Under each of our employment agreements with Mr. Wade, Dr. Main and Dr. Zambrowicz, “good reason” means any of the following, without the individual’s prior written consent:

•	any material diminution in the individual’s base compensation, followed by the individual terminating his employment for “good reason” within 120 days after receiving notice of such diminution;

•
any material diminution in the individual’s authority, duties or responsibilities, followed by the individual terminating his employment for “good reason” within 120 days after receiving notice of such diminution; or

•	any material breach by our company of the agreement, followed by the individual terminating his employment for “good reason” within 120 days after receiving notice of such breach.
Other Employment Arrangements
Lonnel Coats. Our offer letter with Mr. Coats provides that if we terminate his employment without “cause,” we would pay Mr. Coats his then-current salary for twelve months pursuant to our normal payroll procedures. If such termination is in connection with a “change in control,” we will pay Mr. Coats an additional one-time payment equal to his bonus target for the year of termination.
Pablo Lapuerta, M.D. Our offer letter with Dr. Lapuerta provides that if we terminate his employment without “cause,” we would pay Dr. Lapuerta his then-current salary for six months pursuant to our normal payroll procedures. Such payments would be extended to twelve months if Dr. Lapuerta’s employment were terminated without “cause” in connection with a “change in control.”
Under each of our offer letters with Mr. Coats and Dr. Lapuerta, “cause” means any of the following:

•	the individual having engaged in intentional misconduct causing our material violation of any state or federal laws;

•	the individual having engaged in a theft of corporate funds or corporate assets or in a material act of fraud upon us;

•	an act of personal dishonesty taken by the individual that was intended to result in personal enrichment of the individual at our expense; or

•	the individual’s conviction of a felony.
Under each of our offer letters with Mr. Coats and Dr. Lapuerta, a “change in control” shall have occurred upon any of the following events:

•	any person becomes the beneficial owner of securities representing 50% or more of the combined voting power of our outstanding voting securities;

•
the approval by our stockholders of a reorganization, merger, or consolidation pursuant to which our stockholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power of the surviving entity’s outstanding voting securities in substantially the same proportions as prior to such reorganization, merger or consolidation; or

•	our liquidation or dissolution or the sale of all or substantially all of our assets.
Under our offer letter with Mr. Coats, a “change in control” shall not occur solely as a result of the majority ownership of our outstanding voting securities by Invus, L.P. or any future reduction in the percentage of our outstanding voting securities owned by Invus, L.P. below a majority level.
Arthur T. Sands, M.D., Ph.D. Our separation agreement with Dr. Sands provides that we will pay him salary continuation payments in an amount equal to his then-current base annual salary of $580,000 for a period of twelve months and make an additional, single sum payment of $290,000, or 50% of his then-current base annual salary. We also agreed to pay Dr. Sands monthly payments of $1,846 for a period of 18 months to provide for his cost of continued benefit coverage under COBRA during such period.
Stock Option Agreements
Our stock option agreements with the individuals named in the summary compensation table provide that all remaining unvested stock options shall become fully vested upon a change in control of our company. Under the stock option agreements, a “change in control” shall have occurred upon any of the following events:

•	any person other than Invus, L.P. and its affiliates becomes the beneficial owner of securities representing 35% or more of the combined voting power of our outstanding voting securities;

•
the approval by our stockholders of a reorganization, merger, or consolidation pursuant to which our stockholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power of the surviving entity’s outstanding voting securities in substantially the same proportions as prior to such reorganization, merger or consolidation;

•	our liquidation or dissolution or the sale of all or substantially all of our assets;

•	the election by our stockholders of any person to our board of directors who has not been nominated for election by a majority of the board of directors or any duly appointed committee thereof;

•
following the election or removal of directors, a majority of the board of directors consists of individuals who were not members of the board of directors two years before such election or removal, unless the election of such individuals to the board of directors has been approved in advance by directors representing a majority of the directors then in office who were directors at the beginning of the two-year period; or

•	any other corporate event affecting the company deemed to be a “change in control” by the compensation committee.
Under the stock option agreements, a change in control shall also have occurred if Invus, L.P. and its affiliates become the beneficial owner of securities representing 50% or more of the combined voting power of our outstanding voting securities other than as a result of the consummation of any of the transactions contemplated by our securities purchase agreement and stockholders’ agreement with Invus, L.P. The pro rata rights offering to our stockholders which we completed in December 2011 and which resulted in Invus and its affiliates becoming the beneficial owner of more than 50% of the outstanding shares of our common stock did not constitute a change in control under the stock option agreements as it was contemplated by our securities purchase agreement with Invus, L.P.

Restricted Stock Unit Agreements
Our restricted stock unit agreements with the individuals named in the summary compensation table provide that the interest of each named executive officer in the shares subject to the restricted stock unit shall become fully vested upon the termination of the named executive officer’s employment by us without cause or by the named executive officer for good reason, in either case following a change in control of our company, or as a result of the named executive officer’s death or disability. Under the restricted stock unit agreements, a “change in control” shall have occurred upon any of the following events:

•	any person other than Invus, L.P. and its affiliates becomes the beneficial owner of securities representing 35% or more of the combined voting power of our outstanding voting securities;

•
the consummation of a reorganization, merger, or consolidation pursuant to which our stockholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power of the surviving entity’s outstanding voting securities in substantially the same proportions as prior to such reorganization, merger or consolidation;

•	our liquidation or dissolution or the sale of all or substantially all of our assets;

•
following the election or removal of directors, a majority of the board of directors consists of individuals who were not members of the board of directors two years before such election or removal, unless the election of such individuals to the board of directors has been approved in advance by directors representing a majority of the directors then in office who were directors at the beginning of the two-year period; or

•	any other corporate event affecting the company deemed to be a “change in control” by the compensation committee.
Under the restricted stock unit agreements, a change in control shall also have occurred if Invus, L.P. and its affiliates become the beneficial owner of securities representing 50% or more of the combined voting power of our outstanding voting securities other than as a result of the consummation of any of the transactions contemplated by our securities purchase agreement and stockholders’ agreement with Invus, L.P. The pro rata rights offering to our stockholders which we completed in December 2011 and which resulted in Invus and its affiliates becoming the beneficial owner of more than 50% of the outstanding shares of our common stock did not constitute a change in control under the restricted stock unit agreements as it was contemplated by our securities purchase agreement with Invus, L.P.
Under the restricted stock unit agreements, “cause” means any of the following:

•	the individual having engaged in intentional misconduct causing our material violation of any state or federal laws;

•	the individual having engaged in a theft of corporate funds or corporate assets or in a material act of fraud upon us;

•	an act of personal dishonesty taken by the individual that was intended to result in personal enrichment of the individual at our expense;

•	the individual’s final conviction, or entry of any plea other than “not guilty,” in a court of competent jurisdiction of a felony; or

•	a breach by the individual of any contractual or fiduciary obligation to us, if such breach results in a material injury to us.
Under the restricted stock unit agreements, “good reason” means any of the following, without the individual’s prior written consent:

•	any material diminution in the individual’s base salary;

•	any material diminution in the individual’s authority, duties or responsibilities; or

•	any material breach by our company of any contractual obligation to the individual.
The following table reflects the amounts Mr. Coats, Mr. Wade, Dr. Lapuerta, Dr. Main and Dr. Zambrowicz would have been entitled to receive if the foregoing termination or change-in-control events had occurred on December 31, 2014. Dr. Zambrowicz is not entitled to receive any such amounts in connection with his resignation in February 2015. The table also reflects the amounts Dr. Sands is entitled to receive as a result of the termination of his employment in July 2014. The table does not take into account any taxes that may have been payable in connection with any of those payments:

Name	Aggregate Salary Continuation		Bonus		Other Compensation		Accelerated Portion of Stock Options (10)	Accelerated Portion of Restricted Stock Units (11)
Lonnel Coats	$550,020	(1)	$165,006	(7)	$—		$—	$—
Jeffrey L. Wade	$393,000	(2)	$78,600	(8)	$—		$—	$173,564
Pablo Lapuerta, M.D.	$375,000	(3)	$—		$—		$—	$143,309
Alan J. Main, Ph.D.	$357,000	(4)	$62,475	(8)	$—		$—	$159,916
Brian P. Zambrowicz, Ph.D.	$408,000	(5)	$81,600	(8)	$—		$—	$190,397
Arthur T. Sands, M.D., Ph.D.	$580,000	(6)	$—		$323,228	(9)	$—	$—

(1)	Reflects aggregate salary continuation payments due as a result of our termination of Mr. Coats’ employment without “cause.”

(2)
Reflects aggregate salary continuation payments due as a result of our termination of Mr. Wade’s employment without “cause” or Mr. Wade’s termination of his employment for “good reason.” If Mr. Wade’s employment had been terminated at the end of a renewal term through notice of non-renewal, the aggregate salary continuation payment for Mr. Wade would have been $196,500.

(3)
Reflects aggregate salary continuation payments due as a result of our termination of Dr. Lapuerta’s employment without “cause” in connection with a “change in control.” If Dr. Lapuerta’s employment had been terminated without “cause” other than in connection with a “change in control,” the aggregate salary continuation payment for Dr. Lapuerta would have been $187,500.

(4)
Reflects aggregate salary continuation payments due as a result of our termination of Dr. Main’s employment without “cause” or Dr. Main’s termination of his employment for “good reason.” If Dr. Main’s employment had been terminated at the end of a renewal term through notice of non-renewal, the aggregate salary continuation payment for Dr. Main would have been $178,500.

(5)
Reflects aggregate salary continuation payments due as a result of our termination of Dr. Zambrowicz’s employment without “cause” or Dr. Zambrowicz’s termination of his employment for “good reason.” If Dr. Zambrowicz’s employment had been terminated at the end of a renewal term through notice of non-renewal, the aggregate salary continuation payment for Dr. Zambrowicz would have been $204,000.

(6)	Reflects aggregate salary continuation payments due as a result of the termination of Dr. Sands’ employment in July 2014.

(7)
Reflects a single-sum bonus payment due as a result of our termination of Mr. Coats’ employment without “cause” in connection with a “change in control,” adjusted to reflect a pro rata amount for 2014.

(8)	Reflects single-sum bonus payments due as a result of our termination of the individual’s employment without “cause” or the individual’s termination of his employment for “good reason.”

(9)	Reflects a single sum payment of $290,000 and monthly payments of $1,846 for a period of 18 months to provide for Dr. Sands’ cost of continued benefit coverage under COBRA during such period.

(10)
With respect to each individual other than Dr. Sands, based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2014 of $0.9099 per share, less the exercise price payable with respect to the stock options for which vesting would have been accelerated. The termination of Dr. Sands’ employment did not result in acceleration of vesting with respect to any of his then unvested stock options.

(11)
With respect to each individual other than Dr. Sands, based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2014 of $0.9099 per share. The termination of Dr. Sands’ employment did not result in acceleration of vesting with respect to any of his then unvested restricted stock units.

Director Compensation in 2014
Each non-employee member of our board of directors currently receives the following cash compensation:

•	an annual retainer of $15,000 for service on the board of directors ($30,000 for service as non-executive chairman of the board of directors), prorated for any partial year of service;

•
an annual retainer of $2,500 for service on each committee of the board of directors of which he or she is a member ($5,000 for service as chairman of any such committee), prorated for any partial year of service;

•	a fee of $2,500 for each meeting of the board of directors that he or she attends in person ($500 for each telephonic meeting of the board of directors in which he or she participates); and

•
a fee of $1,000 for each committee meeting that he or she attends in person other than in connection with a meeting of the full board of directors ($500 for each telephonic committee meeting in which he or she participates).

Lonnel Coats, our president and chief executive officer, does not receive additional compensation for his service as a director. We make additional cash payments to Dr. Lefkowitz for his consulting services and to Dr. Nies for his consulting services as chairman of our medical advisory board.

Our Non-Employee Directors’ Equity Incentive Plan provides for the grant of stock options to our non-employee directors. All non-employee directors receive an initial option to purchase 30,000 shares of common stock, which vests with respect to 1/60th of such shares each month after grant for a period of five years after the date of grant. In addition, all non-employee directors who have served in such capacity for six months receive an annual stock option to purchase 20,000 shares of common stock, which vests with respect to 1/12th of such shares each month after grant for twelve months after the date of grant. All options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of grant.
Our Non-Employee Directors’ Equity Incentive Plan also provides for the grant of annual restricted stock awards to our non-employee directors. All non-employee directors who have served in such capacity for six months receive an annual restricted stock award of the number of shares of common stock having a fair market value on the date of grant of $20,000, rounded down to the nearest whole share number. All of the shares subject to restricted stock awards are fully vested on the date of grant and are subject to certain restrictions on sale prohibiting any non-employee director from selling such shares while a member of our board of directors.
The following table presents summary information for the year ended December 31, 2014 regarding the compensation of the non-employee members of our board of directors.

Name	Fees Earned or Paid in Cash	Option Awards (1) (2) (3)	Restricted Stock Awards (1) (4)	All Other Compensation		Total
Raymond Debbane	$48,000	$23,966	$19,999	—		$91,965
Philippe J. Amouyal	$31,500	$23,966	$19,999	—		$75,465
Samuel L. Barker, Ph.D.	$37,000	$23,966	$19,999	—		$80,965
Robert J. Lefkowitz, M.D.	$30,000	$23,966	$19,999	$50,000	(5)	$123,965
Alan S. Nies, M.D.	$27,500	$23,966	$19,999	$115,000	(6)	$186,465
Frank P. Palantoni	$38,000	$23,966	$19,999	—		$81,965
Christopher J. Sobecki	$27,500	$23,966	$19,999	—		$71,465
Judith L. Swain, M.D.	$33,000	$23,966	$19,999	—		$76,965

(1)
Reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options and restricted stock awards granted in 2014. See the information appearing under the heading entitled “Stock-Based Compensation” in footnote 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2014 for certain assumptions made in the valuation of such stock options and restricted stock awards.

(2)	The non-employee members of our board of directors held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options
Raymond Debbane	130,000
Philippe J. Amouyal	130,000
Samuel L. Barker, Ph.D.	200,000
Robert J. Lefkowitz, M.D.	130,000
Alan S. Nies, M.D.	130,000
Frank P. Palantoni	120,000
Christopher J. Sobecki	130,000
Judith L. Swain, M.D.	130,000

(3)	The following table presents the fair value of each grant of stock options in 2014 to non-employee members of our board of directors, computed in accordance with FASB ASC Topic 718:

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Options
Raymond Debbane	4/25/2014	20,000	$1.56	$23,966
Philippe Amouyal	4/25/2014	20,000	$1.56	$23,966
Samuel L. Barker, Ph.D.	4/25/2014	20,000	$1.56	$23,966
Robert J. Lefkowitz, M.D.	4/25/2014	20,000	$1.56	$23,966
Alan S. Nies, M.D.	4/25/2014	20,000	$1.56	$23,966
Frank P. Palantoni	4/25/2014	20,000	$1.56	$23,966
Christopher J. Sobecki	4/25/2014	20,000	$1.56	$23,966
Judith L. Swain, M.D.	4/25/2014	20,000	$1.56	$23,966

(4)	The following table presents the fair value of each grant of restricted stock awards in 2014 to non-employee members of our board of directors, computed in accordance with FASB ASC Topic 718:

Name	Grant Date	Number of Restricted Stock Awards	Per Share Grant Date Fair Value	Grant Date Fair Value of Restricted Stock Awards
Raymond Debbane	4/25/2014	12,820	$1.56	$19,999
Philippe Amouyal	4/25/2014	12,820	$1.56	$19,999
Samuel L. Barker, Ph.D.	4/25/2014	12,820	$1.56	$19,999
Robert J. Lefkowitz, M.D.	4/25/2014	12,820	$1.56	$19,999
Alan S. Nies, M.D.	4/25/2014	12,820	$1.56	$19,999
Frank P. Palantoni	4/25/2014	12,820	$1.56	$19,999
Christopher J. Sobecki	4/25/2014	12,820	$1.56	$19,999
Judith L. Swain, M.D.	4/25/2014	12,820	$1.56	$19,999

(5)	Consists of amounts paid to Dr. Lefkowitz for his consulting services.

(6)	Consists of amounts paid to Dr. Nies for his consulting services as chairman of our medical advisory board.
Compensation Committee Report
The compensation committee of our board of directors has been established to oversee the compensation of our employees, including our chief executive officer and other officers. The compensation committee also has responsibility for the evaluation and approval of all compensation plans, policies and programs, including the issuance of stock options, restricted stock units and other awards under our Equity Incentive Plan.
In performing these functions, the compensation committee has reviewed and discussed with the management of our company the information set forth above under the heading “Executive and Director Compensation - Compensation Discussion and Analysis.” Based upon that review and discussion, the compensation committee has recommended to the board of directors that the information set forth above under the heading “Executive and Director Compensation - Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2014.
Compensation Committee
Frank P. Palantoni (chair)
Philippe J. Amouyal
Samuel L. Barker, Ph.D.
The foregoing compensation committee report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this compensation committee report by reference.
PROPOSALS OF STOCKHOLDERS
In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive the written proposal at our principal executive offices no later than November 14, 2015. Any such proposal must also comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for any stockholder proposal to be otherwise raised during next year’s annual meeting, we must receive written notice of the proposal, containing the information required by our bylaws, at our principal executive offices no later than November 14, 2015. You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions for making stockholder proposals.

FINANCIAL INFORMATION
Our annual report to stockholders, including financial statements, accompanies this proxy statement but does not constitute a part of the proxy solicitation materials. You may obtain, without charge, a copy of our annual report on Form 10-K, including the financial statements and exhibits thereto, by written request to Corporate Communications, Lexicon Pharmaceuticals, Inc., 8800 Technology Forest Place, The Woodlands, Texas 77381.
By order of the board of directors,

/s/ Brian T. Crum

Brian T. Crum
Secretary

March 13, 2015
The Woodlands, Texas

Appendix A

FORM OF
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LEXICON PHARMACEUTICALS, INC.

LEXICON PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Section 242 of the DGCL:

FIRST:
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted to amend the Corporation’s Amended and Restated Certificate of Incorporation by changing Section 4.01(a) of Article IV thereof so that, as amended, such Section shall be and read as follows:

“(a) The total number of shares of stock that the Corporation shall have the authority to issue is ___________ shares of capital stock, consisting of (i) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) _________ shares of common stock, par value $0.001 per share (the “Common Stock”).
Effective as of 5:00 p.m. Eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each _____ (___) shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Corporation’s Common Stock; provided that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing price of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market on the last trading day before the date this Certificate of Amendment is filed with the Secretary of State of Delaware.”

SECOND:
That pursuant to a resolution of its Board of Directors, an annual meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by applicable law were voted in favor of such amendment.

THIRD:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Brian T. Crum, its Vice President and General Counsel and Secretary, this ___ day of __________, 2015.

LEXICON PHARMACEUTICALS, INC.

By:
Brian T. Crum
Secretary

A - 1

Appendix B

LEXICON PHARMACEUTICALS, INC.
EQUITY INCENTIVE PLAN
This Plan initially was established as the Lexicon Genetics Incorporated 1995 Stock Option Plan (the “1995 Stock Option Plan”), which was adopted by the Board and approved by the Company’s stockholders on September 13, 1995. The 1995 Stock Option Plan was subsequently amended and restated in its entirety and renamed the Lexicon Genetics Incorporated 2000 Equity Incentive Plan (the “2000 Equity Incentive Plan”), which was adopted by the Board on February 3, 2000 and approved by the Company’s stockholders on March 15, 2000 and May 19, 2004. The 2000 Equity Incentive Plan was subsequently amended and restated in its entirety and renamed the Equity Incentive Plan (the “Equity Incentive Plan”), which was adopted by the Board on February 27, 2009 and approved by the Company’s stockholders on April 23, 2009. Subsequent amendments to the Equity Incentive Plan were adopted by the Board on February 16, 2012 and approved by the Company’s stockholders on April 26, 2012 and adopted by the Board on February 5, 2015 subject to approval by the Company’s stockholders. The terms of this Equity Incentive Plan, as amended, shall supersede the terms of the 1995 Stock Option Plan and the 2000 Equity Incentive Plan in their entirety; provided, however, that nothing herein shall operate or be construed as modifying the terms of an Incentive Stock Option granted under the 1995 Stock Option Plan or the 2000 Equity Incentive Plan in a manner that would treat the option as being a new grant for purpose of Section 424(h) of the Code.

1.	PURPOSES.
(a)ELIGIBLE STOCK AWARD RECIPIENTS. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.
(b)AVAILABLE STOCK AWARDS. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Bonus Awards, (iv) Restricted Stock Awards, (v) Phantom Stock Awards and (vi) Stock Appreciation Rights.
(c)GENERAL PURPOSE. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.
(a)“AFFILIATE” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(b)“BOARD” means the Board of Directors of the Company.
(c)“CODE” means the Internal Revenue Code of 1986, as amended.
(d)“COMMITTEE” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).
(e)“COMMON STOCK” means the common stock, par value $.001 per share, of the Company.
(f)“COMPANY” means Lexicon Pharmaceuticals, Inc. a Delaware corporation.
(g)“CONSULTANT” means any person other than a Director or Employee who is engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.
(h)“CONTINUOUS SERVICE” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i)“COVERED EMPLOYEE” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.
(j)“DIRECTOR” means a member of the Board of Directors of the Company.
(k)“DISABILITY” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
(l)“EMPLOYEE” means any person (which may include a Director) who is employed by the Company or an Affiliate.
(m)“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.
(n)“FAIR MARKET VALUE” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
(ii)In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.
(o)“INCENTIVE STOCK OPTION” means an option to purchase Common Stock that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(p)“NON-EMPLOYEE DIRECTOR” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent for a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(q)“NONSTATUTORY STOCK OPTION” means an option to purchase Common Stock other than an Incentive Stock Option.
(r)“OFFICER” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(s)“OPTION” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 of the Plan.
(t)“OPTION AGREEMENT” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
(u)“OPTIONHOLDER” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(v)“OUTSIDE DIRECTOR” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(w)“PARTICIPANT” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(x)“PHANTOM STOCK AWARD” means a right to receive shares of Common Stock (or the Fair Market Value thereof) granted pursuant to Section 7(c) of the Plan.
(y)“PLAN” means this Lexicon Pharmaceuticals, Inc. Equity Incentive Plan.
(z)“RESTRICTED STOCK AWARD” means a right to purchase restricted Common Stock granted pursuant to Section 7(b) of the Plan.
(aa)“RULE 16B-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b‑3, as in effect from time to time.
(ab)“SECURITIES ACT” means the Securities Act of 1933, as amended.
(ac)“STOCK APPRECIATION RIGHT” means a right to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time granted pursuant to Section 7(d) of the Plan.
(ad)“STOCK AWARD” means any right granted under the Plan, including an Option, a Stock Bonus Award, a Restricted Stock Award, a Phantom Stock Award, or a Stock Appreciation Right.
(ae)“STOCK AWARD AGREEMENT” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(af)“STOCK BONUS AWARD” means an award of Common Stock granted pursuant to Section 7(a) of the Plan.
(ag)“TEN PERCENT STOCKHOLDER” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.
(a)ADMINISTRATION BY BOARD. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).
(b)POWERS OF BOARD. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
(ii)To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(iii)To amend the Plan or a Stock Award as provided in Section 12.
(iv)To terminate or suspend the Plan as provided in Section 13.
(v)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.
(c)DELEGATION TO COMMITTEE.
(i)GENERAL. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
(ii)COMMITTEE COMPOSITION WHEN COMMON STOCK IS PUBLICLY TRADED. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (A) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
(d)EFFECT OF BOARD’S DECISION. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.
(a)SHARE RESERVE. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate seventy million (70,000,000) shares.
(b)REVERSION OF SHARES TO THE SHARE RESERVE. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full or shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, the shares of Common Stock not issued under such Stock Award or forfeited to or repurchased by the Company shall revert to and again become available for issuance under the Plan; provided, however, that shares subject to a Stock Award that are not delivered to a Participant because (i) such Participant’s right to purchase such shares subject to an Option are surrendered in payment of the exercise price for other shares subject to such Option in a “net exercise,” or (ii) such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option or Stock Appreciation Right, or the issuance of shares under a Stock Bonus Award, Restricted Stock Award or Phantom Stock Award, the shares so surrendered or withheld shall not remain available for subsequent issuance under the Plan.
(c)SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
(d)SHARES AVAILABLE FOR SPECIFIC STOCK AWARDS. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, the Common Stock that may be issued pursuant to Stock Awards other than Options and Stock Appreciation Rights shall not exceed in the aggregate twenty five million (25,000,000) shares.

5.	ELIGIBILITY.
(a)ELIGIBILITY FOR SPECIFIC STOCK AWARDS. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.
(b)TEN PERCENT STOCKHOLDERS. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
(c)SECTION 162(m) LIMITATION. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than three million (3,000,000) shares during any calendar year.

6.	OPTION PROVISIONS.
Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)TERM. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.
(b)EXERCISE PRICE. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
(c)CONSIDERATION. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, (3) by surrender of Optionholder’s right to purchase shares subject to an Option (valued, for such purposes, as the Fair Market Value of such surrendered shares on the date of exercise less the exercise price for such surrendered shares) in payment of the exercise price for other shares subject to such Option in a “net exercise” of such Option, or (4) in any other form of legal consideration that may be acceptable to the Board. At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.
(d)TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement; provided that, if the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
(e)VESTING GENERALLY. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary.
(f)TERMINATION OF CONTINUOUS SERVICE. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.
(g)EXTENSION OF TERMINATION DATE. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.
(h)DISABILITY OF OPTIONHOLDER. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement,) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.
(i)DEATH OF OPTIONHOLDER. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.
(a)STOCK BONUS AWARDS. Each Stock Bonus Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Bonus Award agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award agreements need not be identical, but each Stock Bonus Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CONSIDERATION. A Stock Bonus Award may be granted in consideration for past services actually rendered to the Company or an Affiliate for its benefit.
(ii)VESTING. Shares of Common Stock awarded under the Stock Bonus Award agreement may, but need not, be subject to a share repurchase option or forfeiture restrictions in favor of the Company in accordance with a vesting schedule to be determined by the Board.
(iii)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Award agreement.
(iv)TRANSFERABILITY. Rights to acquire shares of Common Stock under the Stock Bonus Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Award agreement remains subject to the terms of the Stock Bonus Award agreement.
(b)RESTRICTED STOCK AWARDS. Each Restricted Stock Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Award agreement may change from time to time, and the terms and conditions of separate Restricted Stock Award agreements need not be identical, but each Restricted Stock Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)PURCHASE PRICE. The purchase price under each Restricted Stock Award agreement shall be such amount as the Board shall determine and designate in such Restricted Stock Award agreement. Such purchase price shall not be less than eighty-five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.
(ii)CONSIDERATION. The purchase price of Common Stock acquired pursuant to the Restricted Stock Award agreement shall be paid either: (A) in cash at the time of purchase; (B) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (C) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.
(iii)VESTING. Shares of Common Stock acquired under the Restricted Stock Award agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.
(iv)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Award agreement.
(v)TRANSFERABILITY. Rights to acquire shares of Common Stock under the Restricted Stock Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Award agreement remains subject to the terms of the Restricted Stock Award agreement.

(c)PHANTOM STOCK AWARDS. Each Phantom Stock Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Phantom Stock Award agreements may change from time to time, and the terms and conditions of separate Phantom Stock Award agreements need not be identical, provided, however, that each Phantom Stock Award agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CONSIDERATION. At the time of grant of a Phantom Stock Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Phantom Stock Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Phantom Stock Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
(ii)VESTING. At the time of the grant of a Phantom Stock Award, the Board may impose such restrictions or conditions to the vesting of the Phantom Stock Award as it, in its sole discretion, deems appropriate.
(iii)PAYMENT. A Phantom Stock Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Phantom Stock Award agreement.
(iv)DIVIDEND EQUIVALENTS. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Phantom Stock Award, as determined by the Board and contained in the Phantom Stock Award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Phantom Stock Award in such manner as determined by the Board. Any additional shares covered by the Phantom Stock Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Phantom Stock Award agreement to which they relate.
(v)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. Except as otherwise provided in the applicable Phantom Stock Award agreement, such portion of the Phantom Stock Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(vi)TRANSFERABILITY. Rights under the Phantom Stock Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Phantom Stock Award agreement, as the Board shall determine in its discretion.
(d)STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Stock Appreciation Right agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right agreements need not be identical, but each Stock Appreciation Right agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CALCULATION OF APPRECIATION. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right for such number of shares of Common Stock, provided that the strike price of a Stock Appreciation Right shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock equal to the number of shares of Common Stock equivalents subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.
(ii)VESTING. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.
(iii)EXERCISE. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right agreement evidencing such Stock Appreciation Right.
(iv)PAYMENT. The appreciation distribution in respect to a Stock Appreciation Right may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right agreement evidencing such Stock Appreciation Right.
(v)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right agreement (as applicable), the Stock Appreciation Right shall terminate.
(vi)TRANSFERABILITY. Rights under the Stock Appreciation Right agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Appreciation Right agreement, as the Board shall determine in its discretion.

8.	COVENANTS OF THE COMPANY.
(a)AVAILABILITY OF SHARES. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.
(b)SECURITIES LAW COMPLIANCE. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.
Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.
(a)ACCELERATION OF EXERCISABILITY AND VESTING. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
(b)STOCKHOLDER RIGHTS. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.
(c)NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d)INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
(e)INVESTMENT ASSURANCES. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f)WITHHOLDING OBLIGATIONS. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.
(a)CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and the number of securities subject to the Plan pursuant to subsection 4(a), the maximum number of securities subject to Stock Awards other than Options and Stock Appreciation Rights pursuant to subsection 4(d), the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. For clarity, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
(b)DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.
(c)ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c) for those outstanding under the Plan). In the event any surviving corporation or acquiring corporation fails to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

12.	AMENDMENT OF THE PLAN AND STOCK AWARDS.
(a)AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.
(b)STOCKHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section

162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.
(c)CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.
(d)NO IMPAIRMENT OF RIGHTS. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
(e)AMENDMENT OF STOCK AWARDS. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.
(a)PLAN TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.
The Plan shall become effective upon its adoption by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.
The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Appendix C

LEXICON PHARMACEUTICALS, INC.
NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

This Plan initially was established as the 2000 Non-Employee Directors’ Stock Option Plan, effective as of April 12, 2000 (the “2000 Non-Employee Directors’ Stock Option Plan”) which was adopted by the Board on February 3, 2000 and approved by the Company’s stockholders on March 15, 2000. A subsequent amendment to the 2000 Non-Employee Directors’ Stock Option Plan was approved by the Board on February 2, 2005 and approved by the Company’s stockholders on April 27, 2005. The 2000 Non-Employee Directors’ Stock Option Plan was subsequently amended and restated in its entirety and renamed the Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Stock Option Plan”), which was adopted by the Board on February 27, 2009 and approved by the Company’s stockholders on April 23, 2009. A subsequent amendment to the Non-Employee Directors’ Stock Option Plan pursuant to which it was renamed the Non-Employee Directors’ Equity Incentive Plan (the “Non-Employee Directors’ Equity Incentive Plan”) was adopted by the Board on February 16, 2012 and approved by the Company’s stockholders on April 26, 2012. A subsequent amendment to the Non-Employee Directors’ Equity Incentive Plan was adopted by the Board on February 5, 2015 subject to approval by the Company’s stockholders. The terms of this Non-Employee Directors’ Equity Incentive Plan, as amended, shall supersede the terms of the 2000 Non-Employee Directors’ Stock Option Plan and Non-Employee Directors’ Stock Option Plan in their entirety.

1.    PURPOSES.

(a)    ELIGIBLE STOCK AWARD RECIPIENTS. The persons eligible to receive Stock Awards are the Non-Employee Directors of the Company.

(b)    AVAILABLE STOCK AWARDS. The purpose of the Plan is to provide a means by which Non-Employee Directors may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Nonstatutory Stock Options and (ii) Restricted Stock Awards.

(c)    GENERAL PURPOSE. The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.    DEFINITIONS.

(a)    “AFFILIATE” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)    “ANNUAL GRANT” means an Option and Restricted Stock Award granted annually to all Non-Employee Directors who meet the specified criteria pursuant to subsection 6(b) of the Plan.

(c)    “ANNUAL MEETING” means the annual meeting of the stockholders of the Company.

(d)    “BOARD” means the Board of Directors of the Company.

(e)    “CODE” means the Internal Revenue Code of 1986, as amended.

(f)    “COMMON STOCK” means the common stock, par value $.001 per share, of the Company.

(g)    “COMPANY” means Lexicon Pharmaceuticals, Inc., a Delaware corporation.

(h)    “CONSULTANT” means any person other than a Director or Employee who is engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.

(i)    “CONTINUOUS SERVICE” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from a Non-Employee Director of the Company to a Consultant of an Affiliate or an Employee of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(j)    “DIRECTOR” means a member of the Board of Directors of the Company.

(k)    “DISABILITY” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l)    “EMPLOYEE” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m)    “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

(n)    “FAIR MARKET VALUE” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.

(o)    “INITIAL GRANT” means an Option granted to a Non-Employee Director who meets the specified criteria pursuant to subsection 6(a) of the Plan.

(p)    “NON-EMPLOYEE DIRECTOR” means a Director who is not an Employee.

(q)    “NONSTATUTORY STOCK OPTION” means an option to purchase Common Stock that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r)    “OPTION” means a Nonstatutory Stock Option to purchase Common Stock granted pursuant to the Plan.

(s)    “PARTICIPANT” means any Non-Employee Director to whom a Stock Award is granted pursuant to the Plan.

(t)    “PLAN” means this Lexicon Pharmaceuticals, Inc. Non-Employee Directors’ Equity Incentive Plan.

(u)    “RESTRICTED STOCK AWARD” means a right to receive restricted Common Stock granted pursuant to the Plan.

(v)    “RULE 16B-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(w)    “SECURITIES ACT” means the Securities Act of 1933, as amended.

(x)    “STOCK AWARD” means any Option or Restricted Stock Award granted under the Plan.

(y)    “STOCK AWARD AGREEMENT” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.    ADMINISTRATION.

(a)    ADMINISTRATION BY BOARD. The Board shall administer the Plan. The Board may not delegate administration of the Plan to a committee.

(b)    POWERS OF BOARD. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine the provisions of each Stock Award to the extent not specified in the Plan.

(ii)    To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)    To amend the Plan or a Stock Award as provided in Section 13.

(iv)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(c)    EFFECT OF BOARD’S DECISION. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.    SHARES SUBJECT TO THE PLAN.

(a)    SHARE RESERVE. Subject to the provisions of Section 12 relating to adjustments upon changes in the Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate two million, five hundred thousand (2,500,000) shares of Common Stock.

(b)    REVERSION OF SHARES TO THE SHARE RESERVE. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without the shares of Common Stock issuable thereunder being issued in full, the shares of Common Stock not issued under such Stock Award shall revert to and again become available for issuance under the Plan. For clarity, shares subject to an Option that are not delivered to a Participant because (i) such Participant’s right to purchase such shares are surrendered in payment of the exercise price for other shares subject to such Option in a “net exercise,” or (ii) such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of such Option, the shares so surrendered or withheld shall not remain available for subsequent issuance under the Plan.

(c)    SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.    ELIGIBILITY.

The Stock Awards as set forth in section 6 automatically shall be granted under the Plan to all Non-Employee Directors.

6.     NON-DISCRETIONARY GRANTS.

(a)    INITIAL GRANTS. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted an Option to purchase Thirty Thousand (30,000) shares of Common Stock on the terms and conditions set forth herein.

(b)    ANNUAL GRANTS. Without any further action of the Board, on the day following each Annual Meeting, each person who is then a Non-Employee Director, and has been a Non-Employee Director for at least six (6) months, automatically shall be granted (i) an Option to purchase Twenty Thousand (20,000) shares of Common Stock and (ii) a Restricted Stock Award to receive the number of shares of Common Stock determined by dividing $20,000 by the Fair Market Value of the Common Stock on the date the Restricted Stock Award is granted, rounded down to the nearest whole share number, each such Option and Restricted Stock Award to be granted on the terms and conditions set forth herein.

7.    OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as required by the Plan. Each Option shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)    TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)    EXERCISE PRICE. The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)    CONSIDERATION. The purchase price of stock acquired pursuant to an Option may be paid, to the extent permitted by applicable statutes and regulations, in any combination of (i) cash or check, (ii) delivery to the Company of other Common Stock, or (iii) surrender of Participant’s right to purchase shares subject to such Option (valued, for such purposes, as the Fair Market Value of such surrendered shares on the date of exercise less the exercise price for such surrendered shares) in payment of the exercise price for other shares subject to such Option in a “net exercise” of such Option.

(d)    TRANSFERABILITY. An Option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) and (iii) by gift, in a form accepted by the Company, to a member of the “immediate family” of the Participant as that term is defined in 17 C.F.R. 240.16a-1(e). In addition, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e)    VESTING. Options shall vest as follows:

(i)    Initial Grants of Options shall provide for vesting of 1/60th of the shares subject to the Option each month after grant for five (5) years after the date of the grant.

(ii)    Annual Grants of Options shall provide for vesting of 1/12th of the shares subject to the Option each month after grant for twelve (12) months after the date of the grant.

(f)    TERMINATION OF CONTINUOUS SERVICE. In the event an Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date six (6) months following the termination of the Participant’s Continuous Service, or (ii) the expiration of the term of the Option as set forth in the Stock Award Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Stock Award Agreement, the Option shall terminate.

(g)    EXTENSION OF TERMINATION DATE. If the exercise of the Option following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 7(a) or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(h)    DISABILITY OF PARTICIPANT. In the event an Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Option as set forth in the Stock Award Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate.

(i)    DEATH OF PARTICIPANT. In the event (i) an Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the three-month period after the termination of the Participant’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Participant was entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death, but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death or (B) the expiration of the term of such Option as set forth in the Stock Award Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

8.     RESTRICTED STOCK AWARD PROVISIONS.

Each Restricted Stock Award shall be in such form and shall contain such terms and conditions as required by the Plan. Each Restricted Stock Award shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate. Each Restricted Stock Award shall include (through incorporation of provisions hereof by reference in the Restricted Stock Award or otherwise) the substance of each of the following provisions:

(a)    CONSIDERATION. The shares of Common Stock underlying Restricted Stock Awards shall be issued to the Participant for no further consideration.

(b)    TRANSFERABILITY. A Restricted Stock Award is not transferable, except (i) by will or by the laws of descent and distribution, (ii) by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the Restricted Stock Award is to be passed to beneficiaries upon the death of the trustor (settlor) and (iii) by gift, in a form accepted by the Company, to a member of the “immediate family” of the Participant as that term is defined in 17 C.F.R. 240.16a-1(e).

(c)    VESTING. Unless otherwise determined by the Board, the shares of Common Stock underlying Restricted Stock Awards shall not be subject to any vesting or share repurchase option in favor of the Company.

9.    COVENANTS OF THE COMPANY.

(a)    AVAILABILITY OF SHARES. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)    SECURITIES LAW COMPLIANCE. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise or grant of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise or grant of such Stock Awards unless and until such authority is obtained.

10.    USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Options shall constitute general funds of the Company.

11.     MISCELLANEOUS.

(a)    STOCKHOLDER RIGHTS. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such Participant has satisfied all requirements for the acquisition of shares of Common Stock underlying the Stock Award pursuant to its terms.

(b)    NO SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company as a Non-Employee Director or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c)    INVESTMENT ASSURANCES. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(d)    WITHHOLDING OBLIGATIONS. The Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

12.    ADJUSTMENTS UPON CHANGES IN STOCK.

(a)    CAPITALIZATION ADJUSTMENTS. If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and number of securities subject to the Plan pursuant to subsection 4(a) and to be granted as nondiscretionary Options and Restricted Stock Awards specified in Section 5, and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. For clarity, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b)    DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(c)    ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER.

(i)    In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 12(c) for those outstanding under the Plan).

(ii)    In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then the vesting of such Stock Awards shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event.

(iii)    In the event any surviving corporation or acquiring corporation assumes such Stock Awards or substitutes similar stock awards for those outstanding under the Plan but the Participant is not elected or appointed to the board of directors of the surviving corporation or acquiring corporation at the first meeting of such board of directors after such change in control event, then the vesting of such Stock Awards shall be accelerated by eighteen (18) months on the day after the first meeting of the board of directors of the surviving corporation or acquiring corporation.

(iv)    In the event any surviving corporation or acquiring corporation assumes such Stock Awards or substitutes similar stock awards for those outstanding under the Plan and the Participant is elected or appointed to the board of directors of the surviving corporation or acquiring corporation at the first meeting of such board of directors after such change in control event, then the vesting of such Stock Awards shall not be accelerated.

13.    AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a)    AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or other securities exchange listing requirements.

(b)    STOCKHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c)    NO IMPAIRMENT OF RIGHTS. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(d)    AMENDMENT OF STOCK AWARDS. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.    TERMINATION OR SUSPENSION OF THE PLAN.

(a)    PLAN TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.    EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Option shall be exercised and no Restricted Stock Award shall be granted unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.    CHOICE OF LAW.

All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of Delaware, without regard to such state’s conflict of laws rules.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
LEXICON PHARMACEUTICALS, INC. 8800 TECHNOLOGY FOREST PLACE THE WOODLANDS, TX 77381
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting isntructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

			For All	Withhold ALL	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below
			☐	☐	☐
The Board of Directors recommends you vote FOR the following
1.	Election of Directors
Nominees
01	Philippe J. Amouyal	02 Lonnel Coats	03 Frank P. Palantoni

The Board of Directors recommend you vote FOR proposals 2 through 6:						For	Against	Abstain
2.
Approval of an amendment to the Company’s amended and restated certificate of incorporation to effect, at the discretion of the board of directors: a reverse split of the Company’s common stock, in a range of 1-for-6 to 1‑for-10 and a reduction in the number of authorized shares of the Company’s common stock from 900,000,000 to a range of 265,000,000 to 160,000,000
						☐	☐	☐

3.	Ratification and approval of the amendment to the Company's Equity Incentive Plan					☐	☐	☐

4.	Ratification and approval of the amendment to the Company's Non-Employee Directors' Equity Incentive Plan					☐	☐	☐

5.	Advisory vote to approve the compensation paid to the Company's named executive officers					☐	☐	☐

6.	Ratification and approval of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2015					☐	☐	☐

Note: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders much sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature (PLEASE SIGN WITHIN BOX)			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

Lexicon Pharmaceuticals, Inc. Annual Meeting of Stockholders April 23, 2015 This Proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Lonnel Coats and Jeffrey L. Wade, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Lexicon Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT, on April 23, 2015 at the offices of the company, 8800 Technology Forest Place, The Woodlands, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL

Continued and to be signed on reverse side